UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ARAVIVE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

September 5, 2023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Aravive, Inc.:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) of Aravive, Inc., a Delaware corporation (the “Company”). The meeting will be held on Monday, October 2, 2023 at 8:00 a.m. Eastern Time at The 1800 Perimeter Park Drive, Suite 130, Morrisville, NC 27560. The purpose of the 2023 Annual Meeting and the matters to be acted on are stated in this Notice of Annual Meeting of Stockholders and the accompanying proxy statement. The Board of Directors knows of no other business that will come before the 2023 Annual Meeting.

At the 2023 Annual Meeting, stockholders will vote on the following matters:

(1)

to elect the two (2) nominees for Class III director named in the accompanying proxy statement to our Board of Directors, each to serve a three-year term expiring at the 2026 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified;

(2)	to ratify the appointment of BDO USA, P.A. as our independent registered public accounting firm for our fiscal year ending on December 31, 2023;
(3)	to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement;
(4)

to approve a proposal to transfer of all or substantially all of the Company’s assets through an assignment for the benefit of creditors if the Board of Directors of the Company (the “Board of Directors”) deems such transfer to be in the best interests of the stockholders, which approval shall include authorization for the Board of Directors to abandon such assignment for the benefit of creditors;

(5)

to approve a proposal to effect the voluntary dissolution and liquidation of the Company pursuant to a plan of dissolution in the form attached to the proxy statement as Appendix A if the Board of Directors deems such action to be in the best interests of the stockholders, which approval shall include authorization for the Board of Directors to abandon such dissolution;

(6)

to approve an adjournment of the 2023 Annual Meeting, if the Board of Directors determines it to be necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of any of Proposal 4–the assignment for the benefit of creditors, and/or Proposal 5–the dissolution; and

(7)	to transact such other business as may properly come before the 2023 Annual Meeting or any adjournments or postponements of the 2023 Annual Meeting.

The matters listed in this notice of meeting are described in detail in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on August 3, 2023 as the record date (the “Record Date”) for determining those stockholders who are entitled to notice of and to vote at the 2023 Annual Meeting or any adjournment or postponement of the 2023 Annual Meeting. The list of the stockholders of record as of the Record Date will be made available for inspection during the ten days preceding the meeting at the Company’s offices located at 3730 Kirby Drive, Suite 1200, Houston, Texas 77098.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 2, 2023.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2023 ANNUAL MEETING, PLEASE SUBMIT A PROXY TO HAVE YOUR SHARES VOTED AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER, OR BY SIGNING, DATING AND RETURNING BY MAIL THE PROXY CARD ENCLOSED WITH THE PROXY MATERIALS. IF YOU DO NOT RECEIVE THE PROXY MATERIALS IN PRINTED FORM AND WOULD LIKE TO SUBMIT A PROXY BY MAIL, YOU MAY REQUEST A PRINTED COPY OF THE PROXY MATERIALS (INLCUDING THE PROXY) AND SUCH MATERIALS WILL BE SENT TO YOU.

On behalf of the Board of Directors and the employees of Aravive, Inc. we thank you for your continued support and look forward to speaking with you at the Annual Meeting.

/s/ Gail McIntyre, Ph.D. Gail McIntyre, Ph.D.
Chief Executive Officer and Director

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

PROXY STATEMENT

For the 2023 Annual Meeting of Stockholders to be held on October 2, 2023

GENERAL INFORMATION

We are providing these proxy materials to holders of shares of common stock, $0.0001 par value per share, of Aravive, Inc., a Delaware corporation (including its consolidated subsidiaries, referred to herein as “Aravive,” the “Company,” “we,” or “us”), in connection with the solicitation by the Board of Directors of Aravive (the “Board of Directors”) of proxies to be voted at our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) to be held on October 2, 2023, beginning at 8:00 a.m., Eastern Time, at 1800 Perimeter Park Drive, Suite 130, Morrisville, NC 27560 and at any adjournment or postponement of our 2023 Annual Meeting. The purpose of the 2023 Annual Meeting and the matters to be acted on are stated herein and in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the 2023 Annual Meeting. The proxy materials relating to the 2023 Annual Meeting are being mailed to stockholders entitled to vote at the meeting on or about September 8, 2023.

The Board of Directors is soliciting votes (1) FOR each of the two (2) Class III directors named herein for election to the Board of Directors; (2) FOR the ratification of the appointment of BDO USA, P.A. as our independent registered public accounting firm for the fiscal year ending on December 31, 2023; (3) FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; (4) FOR the approval of the transfer of all or substantially all of the Company's assets through an assignment for the benefit of creditors if the Board of Directors deems such transfer to be in the best interests of the stockholders, which approval shall include authorization for the Board of Directors to abandon such assignment for the benefit of creditors; (5) FOR the approval of the voluntary dissolution and liquidation of the Company pursuant to a plan of dissolution if the Board of Directors deems such action to be in the best interests of the stockholders, which approval shall include authorization for the Board of Directors to abandon such dissolution; and (6) FOR the approval of an adjournment of the 2023 Annual Meeting, if the Board of Directors determines it to be necessary or appropriate to solicit additional proxies if there are not sufficient votes in favor of any of Proposal 4–the assignment for the benefit of creditors, and/or Proposal 5–the dissolution.

ANNUAL MEETING ADMISSION

Only stockholders as of August 3, 2023 (the “Record Date”) may attend the 2023 Annual Meeting. If you attend, please note that you will be asked to present government-issued identification (such as a driver’s license or passport) and evidence of your share ownership of our common stock on the Record Date. Such evidence of ownership can be your proxy card. If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the 2023 Annual Meeting, you will be required to present proof of your ownership of our common stock on the Record Date, such as a bank or brokerage account statement or voting instruction card, to be admitted to the 2023 Annual Meeting.

No cameras, recording equipment or electronic devices will be permitted in the 2023 Annual Meeting.

Information on how to obtain directions to attend the 2023 Annual Meeting is available at: www.aravive.com.

ADDITIONAL INFORMATION ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors is soliciting your proxy to vote at the 2023 Annual Meeting including at any adjournments or postponements thereof, to be held on Monday, October 2, 2023 at 8:00 a.m. Eastern Time.

You are invited to attend the 2023 Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the 2023 Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy to have your shares voted at the 2023 Annual Meeting. The purpose of the 2023 Annual Meeting and the matters to be acted on are stated herein and in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the 2023 Annual Meeting. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), are being distributed and made available on or about September 8, 2023.

Q:	Why am I receiving these materials?

A:

We have sent you these proxy materials because the Board of Directors is soliciting your proxy to vote at the 2023 Annual Meeting, including at any adjournments or postponements of the 2023 Annual Meeting.

Q:	Who can vote at the 2023 Annual Meeting?

A:

Only stockholders of record at the close of business on August 3, 2023 (the “Record Date”), will be entitled to vote at the 2023 Annual Meeting. On the Record Date, there were 59,868,553 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on August 3, 2023 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may directly vote your shares in person at the 2023 Annual Meeting or submit a proxy to have your shares voted. Even if you plan to attend the 2023 Annual Meeting, we urge you to fill out and return the enclosed proxy card or submit a proxy on the internet or by telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on August 3, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2023 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You will receive voting instructions from your broker, bank or nominee describing the available processes for voting your stock.

Q:	What information is contained in the Proxy Statement?

A:

The information included in this Proxy Statement relates to the proposals to be voted on at the 2023 Annual Meeting, the voting process, the compensation of our directors and executive officers, and other required information.

Q:	How do I get electronic access to the proxy materials?

A:	This Proxy Statement and the 2022 Annual Report are available at www.aravive.com.

Q:	What items of business will be voted on at the 2023 Annual Meeting?

A:

The six (6) items of business scheduled to be voted on at the 2023 Annual Meeting are: (1) the election of two (2) nominees for Class III directors named herein; (2) the ratification of BDO USA, P.A. as our independent registered public accounting firm for the fiscal year ending on December 31, 2023; (3) the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; (4) the transfer of all or substantially all of the Company's assets through an assignment for the benefit of creditors if the Board of Directors deems such transfer to be in the best interests of the stockholders which approval shall include authorization for the Board of Directors to abandon such assignment for the benefit of creditors; (5) the voluntary dissolution and liquidation of the Company pursuant to a plan of dissolution if the Board of Directors deems such action to be in the best interests of the stockholders which approval shall include authorization for the Board of Directors to abandon such dissolution and (6) the adjournment of the 2023 Annual Meeting, if the Board of Directors determines it to be necessary or appropriate to solicit additional proxies if there are not sufficient votes in favor of any of Proposal 4–the assignment for the benefit of creditors, and/or Proposal 5–the dissolution.

Q:	How does the Board of Directors recommend that I vote?

A:

The Board of Directors recommends that you vote your shares (1) FOR the two (2) nominees for Class III directors named herein for election to the Board of Directors; (2) FOR the ratification of the appointment of BDO USA, P.A. as our independent registered public accounting firm for the fiscal year ending on December 31, 2023; (3) FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; (4) FOR the transfer of all or substantially all of the Company's assets through an assignment for the benefit of creditors if the Board of Directors deems such transfer to be in the best interests of the stockholders; (5) FOR the voluntary dissolution and liquidation of the Company pursuant to a plan of dissolution if the Board of Directors deems such action to be in the best interests of the stockholders; and (6) FOR the adjournment of the 2023 Annual Meeting, if the Board of Directors determines it to be necessary or appropriate to solicit additional proxies if there are not sufficient votes in favor of any of Proposal 4–the assignment for the benefit of creditors, and/or Proposal 5–the dissolution.

Q:	What shares can I vote?

A:

You may vote or cause to be voted all shares owned by you as of the close of business on August 3, 2023, the Record Date. These shares include: (1) shares held directly in your name as a stockholder of record; and (2) shares held for you, as the beneficial owner, through a broker or other nominee, such as a bank.

Q:	How may I vote?

A:

You may either vote FOR all of the nominees to the Board of Directors or you may WITHHOLD your vote for any nominee you specify. With respect to Proposals 2, 3, 4, 5 and 6, you may vote FOR, AGAINST, or ABSTAIN. On Proposals 2, 3, 4, 5 and 6, if you ABSTAIN, it has the same effect as a vote AGAINST.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may have your shares voted by proxy using the enclosed proxy card, or submit your proxy through the internet or by telephone. We urge you to have your shares voted by proxy to ensure your vote is counted.

•

To have your shares voted using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2023 Annual Meeting, the proxyholder will vote your shares as you direct.

•

To have your shares voted through a proxy submitted by the internet, go to http://www.voteproxy.com to complete an electronic proxy card. If you submit your proxy by telephone call 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries and follow the instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your internet or telephonic proxy must be received by 11:59 p.m., Eastern Time on October 1, 2023 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from the Company. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of common stock you own as of August 3, 2023.

Q:	What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote in person or by proxy by completing your proxy card or submitting your proxy through the internet or by telephone, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares on such matter, often referred to as a broker non-vote.

Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 3, 4, 5 and 6 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

Q:	What if I return a proxy card or otherwise submit a proxy but do not make specific choices?

A:

If you are a record holder and return a signed and dated proxy card or otherwise submit a proxy without marking voting selections, your shares will be voted, as applicable, FOR the election of all nominees for director, and FOR Proposals 2, 3, 4, 5 and 6. If any other matter is properly presented at the 2023 Annual Meeting, the proxyholder (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

Q:	Can I change my vote or revoke my proxy?

A:

You may change your vote or revoke your proxy at any time before the final vote at the 2023 Annual Meeting. To change how your shares are voted or to revoke your proxy if you are the record holder, you may (1) notify our Corporate Secretary in writing at Aravive, Inc., 3730 Kirby Drive, Suite 1200, Houston, Texas 77098; (2) submit a later-dated proxy (either by mail, telephone or internet), subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable; or (3) deliver to our Corporate Secretary another duly executed proxy bearing a later date. You may also revoke your proxy by attending the 2023 Annual Meeting and voting in person. Attendance at the 2023 Annual Meeting alone will not revoke your proxy.

For shares you hold beneficially, you may change your voting instructions by following the instructions provided by your broker or bank.

Q:	Who can help answer my questions?

A:

If you have any questions about the 2023 Annual Meeting or how to vote, submit a proxy or revoke your proxy, or you need additional copies of this Proxy Statement or voting materials, you should contact the Corporate Secretary, Aravive, Inc., 3730 Kirby Drive, Suite 1200, Houston, Texas 77098, or by phone at (936) 355-1910.

Q:	How are votes counted?

A:	In the election of directors, you may vote FOR any of the two (2) nominees for Class III directors named herein or you may direct your vote to be WITHHELD with respect to any of the two (2) nominees.

With respect to the other proposals, Proposals 2, 3, 4, 5 and 6, you may vote, FOR, AGAINST or ABSTAIN. On these proposals, if you ABSTAIN, it has the same effect as a vote AGAINST.

If you provide specific instructions, your shares will be voted as you instruct.

Q:	What is a quorum and why is it necessary?

A:

Conducting business at the 2023 Annual Meeting requires a quorum. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the 2023 Annual Meeting are present at the 2023 Annual Meeting in person or by proxy. Abstentions are treated as present for purposes of determining whether a quorum exists. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the 2023 Annual Meeting in person. If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority. This is called a “broker non-vote.” Broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the 2023 Annual Meeting may be adjourned by the chairperson of the 2023 Annual Meeting or the vote of the stockholders holding a majority of the voting power of the shares present at the meeting in person or represented by proxy may adjourn the 2023 Annual Meeting to another date.

Q:	What is the voting requirement to approve each of the proposals?

A:

For Proposal 1 (the election of directors), the two (2) persons named herein receiving the highest number of FOR votes (from the holders of votes of shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote on the election of directors) will be elected. Only votes FOR will affect the outcome. Abstentions, WITHHELD votes and broker non-votes will have no effect on the outcome of the vote as long as each nominee receives at least one FOR vote. You do not have the right to cumulate your votes.

To be approved, Proposal 2 (ratification of the appointment of BDO USA, P.A., as our independent registered public accounting firm for the year ending December 31, 2023), must receive the affirmative vote from the holders of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the 2023 Annual Meeting. Accordingly, abstentions on this proposal will have the same effect as a vote AGAINST the proposal. Although ratification is not required by our Bylaws or otherwise, we are submitting the selection of BDO to you for ratification as a matter of good corporate practice. Because Proposal 2 is a routine matter for which brokers have discretion, broker non-votes are not expected for this matter. Proposal 2 is an advisory vote, and therefore is not binding on us, the Audit Committee of the Board of Directors (the “Audit Committee”) or the Board of Directors. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Aravive and its stockholders.

To be approved, Proposal 3, which relates to the approval, on an advisory basis, of the compensation of our named executive officers, must receive FOR votes from the holders of a majority of the shares present or represented by proxy and entitled to vote on that proposal at the 2023 Annual Meeting. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect. This vote is advisory, and therefore is not binding on us, the Compensation Committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

To be approved, Proposal 4, which relates to the approval of the transfer of all or substantially all of the Company's assets through an assignment for the benefit of creditors, if the Board of Directors deems such transfer to be in the best interests of the stockholders, must receive FOR votes from the holders of a majority of the voting power of the outstanding shares on the Record Date. Abstentions and broker non-votes will have the same effect as a vote AGAINST this proposal.

To be approved, Proposal 5, which relates to the approval of the voluntary dissolution and liquidation of the Company pursuant to a plan of dissolution, if the Board of Directors deems such action to be in the best interests of the stockholders, must receive FOR votes from the holders of a majority of the voting power of the outstanding shares on the Record Date. Abstentions and broker non-votes will have the same effect as a vote AGAINST this proposal.

To be approved, Proposal 6, which relates to the adjournment of the 2023 Annual Meeting, if the Board of Directors determines it to be necessary or appropriate to solicit additional proxies if there are not sufficient votes in favor of any of Proposal 4–the assignment for the benefit of creditors, and/or Proposal 5–the dissolution, must receive FOR votes from the holders of a majority of the shares present or represented by proxy and entitled to vote on that proposal. Abstentions, which are considered present and entitled to vote on this matter, will have the same effect as a vote AGAINST this proposal. Broker non-votes would have no effect on Proposal 6.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters. The only routine matter to be submitted to our stockholders at the 2023 Annual Meeting is Proposal 2. None of our other proposals are routine matters. Accordingly, if you do not direct your broker how to vote for the nominees for director in Proposal 1, on the advisory vote on the compensation of our named executive officers in Proposal 3, on the vote to transfer all or substantially all of our assets through an assignment for the benefit of creditors in Proposal 4, on the vote to approve a voluntary dissolution and liquidation of the Company in Proposal 5 or on the adjournment in Proposal 6, your broker may not exercise discretion and may not vote your shares on those proposals.

For purposes of Proposal 1, broker non-votes are not considered to be “votes cast” at the 2023 Annual Meeting and, for purposes of Proposals 3, 4, 5, and 6 broker non-votes are not “entitled to vote” on the matter. As such, a broker non-vote will not be counted as a vote FOR or WITHHELD with respect to a director in Proposal 1 or a vote FOR or AGAINST with respect to Proposal 3, Proposal 4 and Proposal 5 and Proposal 6; and, therefore, will have no effect on the outcome of the vote on any such proposal other than Proposal 4 and Proposal 5 for which broker non-votes will have the same effect as an AGAINST vote. For purposes of Proposal 1, abstentions are not considered to be “votes cast” and, for purposes of Proposals 2, 3, 4, 5 and 6, abstentions are entitled to vote on the proposals. As such, abstentions will have the effect of a vote AGAINST Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6, and will have no effect on the outcome of the vote on Proposal 1.

We encourage you to vote FOR each of the nominees named in Proposal 1 and vote FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5 and FOR Proposal 6.

Q:	What should I do if I receive more than one Proxy Statement?

A:

You may receive more than one Proxy Statement. For example, if you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Statement. Please follow the voting instructions on all of the Proxy Statements to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the 2023 Annual Meeting?

A:

We intend to announce preliminary voting results at the 2023 Annual Meeting and publish final results in a Current Report on Form 8-K, which will be filed within four (4) business days of the 2023 Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four (4) business days after the 2023 Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four (4) business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

Q:	What happens if additional matters are presented at the 2023 Annual Meeting?

A:

Other than the six (6) items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2023 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Dr. Gail McIntyre, our Chief Executive Officer, and Mr. Rudy Howard, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2023 Annual Meeting. If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for any one or more other candidates nominated by the Board of Directors.

Q:	How many shares are outstanding and how many votes is each share entitled?

A:

Each share of our common stock that is issued and outstanding as of the close of business on August 3, 2023, the Record Date, is entitled to be voted on all items being voted on at the 2023 Annual Meeting, with each share being entitled to one vote on each matter. As of the Record Date, August 3, 2023, 59,868,553 shares of common stock were issued and outstanding.

Q:	Who will count the votes?

A:	One or more inspectors of election will tabulate the votes.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to anyone else, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; or (3) to facilitate a successful proxy solicitation.

Q:	Who will bear the cost of soliciting votes for the 2023 Annual Meeting?

A:

The Board of Directors is making this solicitation on behalf of the Company, which will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. Certain of our directors, officers, and employees, without any additional compensation, may also solicit your vote in person, by telephone or by electronic communication. On request, we will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees without additional compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Q:	When are stockholder proposals and director nominations due for next year’s Annual Meeting?

A:

Stockholders who intend to present proposals for inclusion in next year’s proxy materials at the 2024 Annual Meeting of Stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of the Company in writing not later than May 8, 2024 at Aravive, Inc., 3730 Kirby Drive, Suite 1200, Houston, Texas 77098. If you wish to submit a proposal (including a director nomination) at the 2024 Annual Meeting, you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, if Proposal 5 – dissolution is approved and effected, the Company would not anticipate holding the 2024 Annual Meeting.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2024 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2024 Annual Meeting, must be delivered in writing to the Corporate Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. However, if we hold the 2024 Annual Meeting on a date that is not within 30 days before or 30 days after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. In addition, the stockholder must comply with the requirements set forth in our Bylaws and the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal or nomination and each proposal or nomination that such stockholder intends to present at the 2024 Annual Meeting. In addition, to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than August 3, 2024. If the date of the 2024 Annual Meeting date is changed by more than 30 days before or after October 2, 2024, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

See “Stockholder Proposals For the 2024 Annual Meeting.”

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight (8) directors and is divided into three classes. Each class serves for three (3) years, with the terms of office of the respective classes expiring in successive years. As of date of the 2023 Annual Meeting the number of directors serving on the Board of Directors will be set at seven (7) directors. Directors in Class III will stand for election at the 2023 Annual Meeting, directors in Class I will stand for election at the 2024 Annual Meeting of Stockholders and directors in Class II will stand for election at the 2025 Annual Meeting of Stockholders. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2024 and 2025, respectively. However, if Proposal 5 – dissolution is approved and effected, the Company would not anticipate holding the 2024 or 2025 Annual Meeting. If the stockholders approve the transfer of all or substantially all of the Company's assets through an assignment for the benefit of creditors and the Board of Directors effects an assignment for the benefit of creditors, it is expected that most if not all of the members of the Board of Directors will resign as directors of the Company upon the date that the assignee is appointed.

At the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors proposed that Gail McIntyre, Ph.D. and Peter Ho, M.D., Ph.D. as Class III nominees, each of whom is currently serving as a director in Class III, be re-elected as a Class III director for a three-year term expiring at the 2026 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. The Board of Directors did not nominate Eric Zhang for re-election and his term will expire at the conclusion of the 2023 Annual Meeting. All nominees have consented to be named and have indicated their intent to serve if elected. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named in the proxy intend to vote “FOR” the election of any person as may be nominated by the Board in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a director if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes.

The following is a brief biography of each nominee and each director whose term will continue after the 2023 Annual Meeting.

Nominees to the Board of Directors

Each of the Class III director nominees and their age, position with our company and the expiration of their respective term on the Board of Directors (assuming they are re-elected at the 2023 Annual Meeting) are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name of Director Nominee	Age	Position	Director Since	Term Expires
Gail McIntyre, Ph.D.	60	Director	2020	2026
Peter T. C. Ho, M.D., Ph.D.	61	Director	2021	2026

Gail Mclntyre, Ph.D., Chief Executive Officer and Director

Dr. McIntyre has served as a member of the Board of Directors and as our President and Chief Executive Officer since April 8, 2020 and from February 2019 until her appointment as our Chief Executive Officer, as our Chief Scientific Officer. Dr. McIntyre also served as our Senior Vice President of Research and Development from the merger that we consummated with Aravive Biologics, Inc. (“Aravive Biologics”) in 2018 (the “Merger”), on October 12, 2018, until February 2019 and served as Aravive Biologics’ Senior Vice President of Research and Development from January 2017 to October 2018 and a consultant to Aravive Biologics from August 2016 until January 2017. Having brought multiple drugs to market, Dr. McIntyre has more than 20 years of experience in drug development, strategic business development, licensing and M&A activities. Dr. McIntyre has served as a principal at IntelliDev Consulting, LLC providing consulting services to several biotechnology companies for three years, while also serving as VP of Development for Meryx, Inc. from January 2014 until January 2016. Prior to that, Dr. McIntyre held the position of senior vice president of research at Furiex Pharmaceuticals, Inc. and previously served as head of Pharmaceutical Product Development LLC’s (PPD) compound partnering business. At both Furiex and PPD, she strategized and managed all preclinical and clinical activities for drug development programs and was responsible for identification of new partnering opportunities and technical due diligence for both in-licensing opportunities and new business acquisitions. At PPD, she led the partnering and the in-licensing of Alogliptin from Syrrx, Inc. at preIND stage and the licensing to Takeda at Phase 2. She was instrumental to the licensing of Dapoxetine to what is currently Johnson & Johnson and then The Menarini Group. She played a pivotal role in the $1.1 billion acquisition of Allergan in 2014 and successfully negotiated with CSS on scheduling for Viberzi, in addition to driving all aspects of development. Dr. McIntyre has authored more than 30 regulatory submissions and is a board-certified toxicologist. Her experience covers multiple therapeutic areas including oncology (including immune-oncology), infectious diseases, central nervous system, gastrointestinal, and metabolic/endocrine as well as various therapies including small drugs, treatment vaccines, antibodies, immunoconjugates and peptide mimetics. Dr. McIntyre is also board certified in Clinical Pathology (hematology and clinical chemistry) by the American Society of Clinical Pathology. Dr. McIntyre received her B.A. in Biology from Merrimack College. She earned M.S. and Ph.D. degrees in Biochemistry and Biophysics from the University of North Carolina at Chapel Hill.

We believe that Dr. McIntyre is able to make valuable contributions to the Board of Directors due to her clinical and leadership experience in the healthcare and pharmaceutical industries.

Peter T. C. Ho, M.D., Ph.D., Director

Dr. Ho has served as a member of the Board of Directors since May 12, 2021. Dr. Ho has more than 25 years of biotechnology and pharmaceutical industry experience in numerous operational roles. Dr. Ho served as the Chief Medical Officer of Boston Pharmaceuticals, Inc. from 2018 until 2020. From September 2014 until 2017, Dr. Ho served in various roles at Epizyme, Inc., a commercial stage biopharmaceutical company, including as Executive Vice President and Chief Medical Officer from September 2015 until December 31, 2017 and Chief Development Officer from September 2014 to September 2015. Dr. Ho served as Chief Executive Officer of Metastagen Inc., a pharmaceutical preparation company that he co-founded, from February 2013 until September 2014, as President of BeiGene Ltd., a biopharmaceutical company based in Beijing, China that he co-founded, from October 2010 to December 2012, as Vice President of Oncology Development at Johnson & Johnson from September 2008 to September 2010 and, prior to that, as Senior Vice President of the Oncology Center of Excellence for Drug Development at GlaxoSmithKline. Dr. Ho currently serves on the Board of Directors for Celeris Therapeutics, Inc., the Scientific Advisory Board of Accent Therapeutics, Inc. and Tavotek Biotherapeutics, and is a Senior Scientific and Medical Advisor to Overland Pharmaceuticals (US) Inc. and D3 Bio, Inc., based in Hong Kong. Over his career, Dr. Ho has been directly responsible for the first-in-human dosing of 19 anticancer agents and has overseen the development of over 60 hematology and oncology compounds in all phases of clinical trials. His work has contributed to eleven NCE or biologics approvals to date: Gleevec®; Arranon®; Tykerb®; Promacta®; Votrient®; Synribo®; Tafinlar®; Mekinist®; Sylvant®; Rydap®, and Tazverik®.

Dr. Ho is currently Principal at Phase One Advisors LLC, Adjunct Associate Professor in the Division of Chemical Biology and Medicinal Chemistry at the Eshelman School of Pharmacy, University of North Carolina and Adjunct Lecturer at the John Hopkins University. Dr. Ho received his M.D. and Ph.D. (pharmacology) degrees from Yale University and then completed a pediatrics residency at The Children's Hospital of Boston followed by clinical fellowships in pediatric hematology/oncology at the Dana-Farber Cancer Institute and in clinical oncology and regulatory sciences jointly through the U.S. FDA and the National Cancer Institute. He received his bachelor’s degree in Biology at Johns Hopkins University.

We believe Dr. Ho is qualified to serve as a member of our Board of Directors based on his experience in the pharmaceutical and biopharmaceutical industries.

Vote Required

Provided that a quorum is present, the two nominees for director receiving a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the 2023 Annual Meeting in person or by proxy will be elected. Accordingly, the two nominees receiving the highest number of votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES LISTED ABOVE AS CLASS III DIRECTORS

Continuing Directors

The directors who are serving terms that end following the 2023 Annual Meeting and their ages, position, length of service on the Board of Directors and the expiration of their respective terms are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name of Director	Age	Position	Director Since	Term Expires

Class I Directors
Fredric N. Eshelman	75	Executive Chairman	2020	2024
Sigurd C. Kirk	57	Director	2021	2024

Class II Directors
Amato Giaccia, Ph.D.	64	Director	2020	2025
John Hohneker, M.D.	63	Director	2021	2025
Michael W. Rogers	63	Director	2018	2025

Class I Directors

Fredric N. Eshelman, Pharm. D, Executive Chairman of the Board of Directors

Dr. Eshelman was appointed the Executive Chairman of our company on January 3, 2022 and has served as the non-executive Chairman of the Board of Directors from April 8, 2020 until his appointment as Executive Chairman of our company. Dr. Eshelman is the Founder of Eshelman Ventures, LLC, an investment company primarily interested in healthcare companies. Previously, he founded and served as Chairman and Chief Executive Officer of Pharmaceutical Product Development, Inc. (PPDI) prior to the sale of the company to private equity interests. After PPD, he served as founding chairman and was the largest shareholder of Furiex Pharmaceuticals, Inc. (FURX), a company which in-licensed and rapidly developed new medicines. Furiex was sold to Forest Laboratories Inc. (which was later acquired by Actavis) in 2014. His career has also included positions as SVP development and board member of the former Glaxo, Inc., as well as management positions with Beecham Laboratories and Boehringer Mannheim Pharmaceuticals. Dr. Eshelman is also a member of the Board of Directors of, Amplitude Healthcare Acquisition Corp. and Eyenovia Inc. He is currently chairman of several biotech companies and previously was chairman of The Medicines Company (MDCO) and was on the board of Bausch Health (BHC) G1 Therapeutics, Inc. Dr. Eshelman has served on the executive committee of the Medical Foundation of North Carolina and was appointed by the North Carolina General Assembly to serve on the Board of Governors for the state's multi-campus university system (chair of audit committee), as well as the North Carolina Biotechnology Center. In addition, he chairs the board of visitors for the School of Pharmacy at University of North Carolina at Charlotte (UNC-CH). The school was named the UNC Eshelman School of Pharmacy in recognition of his many contributions to the school and the profession.

He has received many awards including the Davie and Distinguished Service Awards from UNC, outstanding alumnus from both the UNC and University of Cincinnati schools of pharmacy, Life Science Leadership Award (CED) and the North Carolina Biotech Hall of Fame. Dr. Eshelman received the doctor of pharmacy from the University of Cincinnati, completed a residency at Cincinnati General Hospital, and received a BS Pharm from UNC-CH. He completed the OPM program at Harvard Business School. Dr. Eshelman also received an honorary doctor of science from UNC-CH.

We believe Dr. Eshelman is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of corporate development matters.

Sigurd C. Kirk, Director

Mr. Kirk has served as a member of the Board of Directors since May 12, 2021. Mr. Kirk is a senior corporate business development executive with more than 15 years of pharmaceutical experience in the areas of branded biopharmaceutical, medical device and generic products. From 2009 until its acquisition by AbbVie Inc. in May 2020, Mr. Kirk held various positions at Allergan plc. (formerly Actavis). From May 2012 until May 2020, Mr. Kirk was Executive Vice President, Corporate Business Development at Allergan plc., where he was a member of the 12-person Executive Leadership Team. He was an integral member assessing development and commercial opportunities, leading due diligence, as well as negotiating and transacting key legal and financial terms. Mr. Kirk also served as Senior Vice President, Global Controller and Chief Accounting Officer for Barr Pharmaceuticals, Inc. from 2003 until 2009. Mr. Kirk started his career at Deloitte & Touche as an Audit Manager, earning his CPA certification. Mr. Kirk received his Bachelor of Business Administration degree from Pace University.

We believe Mr. Kirk is qualified to serve as a member of our Board of Directors based on his experience in the pharmaceutical and biopharmaceutical industries.

Class II Directors

Amato Giaccia, Ph.D., Director

Dr. Giaccia has served as a member of the Board of Directors since the Merger was completed on October 12, 2018. Prior to the closing date of the Merger, he also served as a member of the board of directors of Aravive Biologics from August 2010 to October 2018 and as Acting Chief Scientific Officer of Aravive Biologics from January 2017 until the Merger was completed on October 12, 2018. Dr. Giaccia also served as Professor of Radiation Oncology, Associate Chair for Research & Director of the Division of Radiation & Cancer Biology in the Department of Radiation Oncology at Stanford University School of Medicine, a position he has held since 2011 and has been a Director of Oxford Institute of Radiation Oncology since January 2019. He is also the Associate Director for Basic Science and leader of the Radiation Biology Program in Stanford Cancer Institute. He has also served as the Director of the Cancer Biology Interdisciplinary Graduate Program and is currently the “Jack, Lulu and Sam Willson Professor in Cancer Biology” in the Stanford University School of Medicine. He received his Ph.D. from the University of Pennsylvania.

We believe that Dr. Giaccia is able to make valuable contributions to the Board of Directors due to his extensive scientific and medical knowledge and experience and his familiarity with Aravive’s technology as the leader of the laboratory in which it originated.

John A. Hohneker, M.D., Director

Dr. Hohneker has served as a member of the Board of Directors since May 12, 2021. Dr. Hohneker has 30 years of drug development and leadership experience within the biotech and pharmaceutical industry. Dr. Hohneker served as President and Chief Executive Officer of Anokion SA, a biotechnology company, from January 2018 to January 2021. Prior to joining Anokion SA, Dr. Hohneker was President of Research and Development at FORMA Therapeutics Inc., a biotechnology company, from August 2015 to January 2018. From 2001 to 2015, Dr. Hohneker held roles of increasing responsibility at Novartis AG, most recently as Senior Vice President and Global Head of Development, Immunology and Dermatology. Prior to joining Novartis, he held positions of increasing responsibility at Glaxo Wellcome and its legacy company, Burroughs Wellcome.

Dr. Hohneker serves on the Board of Directors of the following publicly traded companies: Curis, Inc., Evelo Biosciences, Inc., and Humanigen, Inc. From January to November 2017, he served on the Board of Directors of Dimension Therapeutics Inc., a biotechnology company, until it was acquired by Ultragenyx Pharmaceutical Inc. Dr. Hohneker received a bachelor’s degree in chemistry from Gettysburg College and an M.D. from the University of Medicine and Dentistry of New Jersey at Rutgers Medical School. He completed his internship and residency in internal medicine and his fellowship in medical oncology, all at the University of North Carolina at Chapel Hill.

We believe Dr. Hohneker is qualified to serve as a member of our Board of Directors based on his experience in the pharmaceutical and biotech industries.

Michael Rogers, Director

Mr. Rogers has served as a member of the Board of Directors since September 15, 2020. Mr. Rogers has served as Chief Financial Officer of Apnimed, Inc. since November 2020. Prior to Apnimed, Inc., he served as Chief Financial Officer at Aerpio Pharmaceuticals, Inc. from November 2017 to October 15, 2019. Prior to Aerpio Pharmaceuticals, Inc., he served as Chief Financial Officer at Acorda Therapeutics, Inc. from 2013 to 2016 and held executive and leadership positions at BG Medicine, Indevus Pharmaceuticals (acquired by Endo Pharmaceuticals), Advanced Health Corporation and Autoimmune. Mr. Rogers currently serves as a member of the Board of Directors for Akebia Therapeutics, with previous advisory experience at Keryx Biopharmaceuticals, Eyepoint Pharmaceuticals and Coronado Biosciences. Earlier in his career, Mr. Rogers was an investment banker at Lehman Brothers and PaineWebber, where he focused on life sciences companies. He earned his M.B.A. from the Darden School of Business at the University of Virginia and received his bachelor’s degree from Union College.

We believe that Mr. Rogers is able to make valuable contributions to the Board of Directors due to his extensive public company experience as an officer and director of biotechnology companies.

Family Relationships

There are no family relationships among any of our directors or executive officers.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Below is information regarding certain characteristics of our Board, utilizing the template included in the related Nasdaq Stock Market (“Nasdaq”) rules.

Board Diversity Matrix (as of August 3, 2023)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+		1
Did Not Disclose Demographic Background	—

Independence of the Board of Directors

Our common stock is listed on Nasdaq. Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and Compensation Committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, or (ii) be an affiliated person of the listed company or any of its subsidiaries.

The Board of Directors undertook a review of the independence of the members of the Board of Directors and considered whether any director has a material relationship with our company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the Board of Directors has determined that all of our current directors, except Dr. Eshelman due to his position as Executive Chairman and Dr. McIntyre, due to her current position as President and Chief Executive Officer of our company, are “independent” as that term is defined under the rules of Nasdaq. As a result, Dr. Giaccia, Dr. Hohneker, Dr. Ho, Mr. Kirk, Mr. Rogers, and Mr. Zhang are deemed to be “independent” as that term is defined under the rules of Nasdaq.

In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee director, and the transactions involving them described in “Transactions with Related Persons, Promoters and Certain Control Persons.”

Board Leadership Structure

To assure effective independent oversight, our Board of Directors has adopted a number of governance practices, including:

●	executive sessions of the independent directors after substantially all board meetings; and
●	annual performance evaluations of the Chief Executive Officer by the independent directors, led by the Compensation Committee.

Until January 2022, Dr. Eshelman served as our non-executive chairman and he currently serves as our Executive Chairman, while Dr. McIntyre is our Chief Executive Officer and a Director of the Company. The Board of Directors decided that the creation of a separate Executive Chairman role, distinct from the Chief Executive Officer role, enables Dr. Eshelman to continue to work with our Chief Executive Officer, Dr. McIntyre, and our senior management, to help shape and execute our strategy and direction, as well as other key business initiatives, subject in all cases to the direction of the Board of Directors.

In addition, as Executive Chairman, Dr. Eshelman is responsible for:

●	chairing meetings of the Board of Directors;
●	preparing the agenda for each meeting of the Board of Directors and determining the need for special meetings of our Board of Directors;
●	consulting with our Chief Executive Officer and independent directors on matters relating to corporate governance and performance of the Board of Directors;
●	facilitating communications between other members of our Board of Directors and our Chief Executive Officer; and
●	meeting with any director who is not adequately performing his or her duties as a member of our Board of Directors or any committee.

The Board does not have a policy that requires the separation of the roles of Chief Executive Officer and Chairman of the Board. The Board annually reviews its leadership structure to assess what best serves the interests of the Company and its shareholders at a given time. Currently, the positions of Chief Executive Officer and Executive Chairman are held by different persons. As our Chief Executive Officer, Dr. McIntyre is responsible for our day-to-day operations and for executing our long-term strategies. As Executive Chairman of the Board, Dr. Eshelman is responsible for leading the Board in its oversight responsibilities with respect to the Company.

The Board believes that an appropriate leadership structure depends on the opportunities and challenges facing a company at a given time. The Board believes that the current leadership structure is appropriate for us at this time due to the separation of roles of Chief Executive Officer and Chairman of the Board.

Risk Oversight

One of the Board of Directors’ key functions is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also provides oversight of the performance of our internal audit function at the time of its establishment. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board and Committee Meetings and Attendance

The Board of Directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2022, the Board of Directors met sixteen (16) times, the Audit Committee met six (6) times, the Compensation Committee met six (6) times, the Nominating and Corporate Governance Committee met one (1) time. In addition, during 2022 the Board of Directors formed an ad hoc special committee which met seven (7) times to negotiate terms of a financing transaction and to recommend to the full Board any financing transaction approved by the Special Committee. The Related Party Transactions Committee was formed in 2023. During 2022, each current member of the Board of Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of all meetings of committees of the Board of Directors on which such member served that were held during the period in which such director served.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to encourage each member of the Board of Directors to attend our annual meetings of stockholders. All of our directors attended our 2022 Annual Meeting of Stockholders, five attended in person and three attended via telephonic conference.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted policies and procedures for review, approval and monitoring of transactions involving Aravive and “related persons” (directors and executive officers or their immediate family members, or stockholders owning 5% or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the Securities and Exchange Commission (the “SEC”). Pursuant to our Audit Committee Charter, our Audit Committee provides review and oversight of related-party transactions as required by Nasdaq rules. For purposes of the Audit Committee Charter, “Related-Party Transactions” means those transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

In 2023, the Board of Directors has also formed a Related Party Transactions Committee to review any transaction or series of transactions between our company and our directors or any entity controlled by a director or under common control with a director (an “Affiliate”) in which we pay or receive in excess of $1 million (a “Transaction”). The composition of the Related Party Transactions Committee will change to ensure that it is comprised solely of directors who are neither participating in a Transaction nor having an Affiliate participate in the Transaction. See “Information Regarding Committees of the Board of Directors- Related Party Transactions Committee” below for additional information regarding this committee.

A discussion of our current related person transactions appears in this Proxy Statement under “Transactions with Related Persons, Promoters and Certain Control Persons.”

Communication with Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Stockholders and interested parties who wish to communicate with the Board of Directors, non-management members of the Board of Directors as a group, a committee of the Board of Directors or a specific member of the Board of Directors may do so by letters addressed to the attention of our Corporate Secretary.

The address for these communications is: Aravive, Inc., c/o Corporate Secretary, 3730 Kirby Drive, Suite 1200, Houston, Texas 77098.

Code of Conduct

We have adopted a Code of Conduct that applies to all officers, directors and employees, including those officers responsible for financial reporting. The full text of the Code of Conduct is posted on our website at www.aravive.com and a copy will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at 3730 Kirby Drive, Suite 1200, Houston, Texas 77098. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or by filing with the SEC a Current Report on Form 8-K, in each case if such disclosure is required by SEC or the Nasdaq rules.

Anti-Hedging/Anti-Pledging Policy

The Company has adopted an insider trading policy (the “Trading Policy”) with respect to the policies and procedures covering trades of our securities and the handling of our confidential information. The Trading Policy, which applies to all officers, employees, members of the Board of Directors, consultants and contractors (each a “Covered Person”), prohibits the trading of our securities by a Covered Person or a member of their family who is in possession of material non-public information. The Trading Policy also prohibits, among other things, hedging and pledging of our securities. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company’s common stock, including short sales, derivatives, put options, swaps and collars.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has the authority to appoint committees to perform certain management and administration functions. As disclosed above, the Board of Directors has established an Audit Committee, a Compensation Committee and Nominating and Corporate Governance Committee. The Board of Directors has also established a Related Party Transactions Committee. The Board of Directors may establish other committees to facilitate the management of our company’s business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board of Directors.

All of the committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq, and SEC, rules and regulations as further described below. The charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.aravive.com. Information contained on or accessible through our website is not a part of this proxy statement and the inclusion of such website address in this Annual Report on Form 10-K is an inactive textual reference only.

Committees of the Board of Directors

The table set forth below shows the directors who are currently members or Chairman of each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Related Party Transactions Committee. From time to time, the Board of Directors may also establish ad hoc committees to address particular matters.

Name	Audit	Compensation	Nominating and Corporate Governance	Related Party Transactions Committee
Gail McIntyre*
Fredric N. Eshelman, Pharm. D.***
Amato Giaccia, Ph.D.	X	X	X**
Michael W. Rogers	X**	X**		X
Eric Zhang	X
John A. Hohneker, M.D.		X		X
Peter T. C. Ho, M.D., Ph.D.			X
Sigurd C. Kirk	X			X**

*	Dr. McIntyre is not a member of any of the committees of the Board of Directors.

**	Committee Chairman

***	Dr. Eshelman serves as the Executive Chairman of the Board of Directors and is not a member of any committees.

Below is a description of each committee of the Board of Directors.

Audit Committee

Messrs. Rogers, Kirk, Zhang and Dr. Giaccia currently serve as members of the Audit Committee. The Board of Directors has determined that Messrs. Rogers, Kirk, Zhang and Dr. Giaccia are each “independent” in accordance with the Nasdaq Stock Market definition of independence. The Board of Directors has determined that each of Messrs. Rogers, Kirk, Zhang and Dr. Giaccia has the related financial management expertise within the meaning of the Nasdaq Stock Market rules, and that each of Messrs. Rogers, Kirk and Zhang are “financial experts” under the applicable rules and regulations of the SEC and Nasdaq.

The primary purpose of the Audit Committee is to act on behalf of the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of our financial statements and reports and the qualifications, independence and performance of the registered public accounting firm or firms engaged as our independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services. Specific responsibilities of the Audit Committee include:

•	evaluating the performance of and assessing the qualifications of the independent auditors;

•	determining and approving the engagement of the independent auditors;

•	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between us and any related persons;

•	conferring with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•

establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meeting to review our annual audited financial statements and quarterly financial statements with management and the independent auditor.

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at www.aravive.com. The charter describes in more detail the nature and scope of responsibilities of the Audit Committee.

Compensation Committee

Dr. Giaccia, Dr. Hohneker and Mr. Rogers currently serve as members of the Compensation Committee, each of whom the Board of Directors has determined is independent in accordance Rule 10C-1 under the Exchange Act and the Nasdaq definition of independence and that each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors to oversee compensation policies, plans and programs and to review and determine the compensation to be paid to the executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

•

reviewing and approving, or recommending that the independent members of the Board of Directors approve, goals and objectives relevant to the compensation of executive officers, and evaluating performance in light of such goals and objectives, including reviewing and approving employment, severance, change in control provisions and other compensatory arrangements;

•	reviewing and approving the compensation of the directors;

•	overseeing the administration of equity incentive plans and approve grants and awards;

•	reviewing and making recommendations to the Board of Directors regarding the adoption, amendment and termination of our equity incentive plans;

•	assessing the independence of independent compensation consultants, legal counsel or other advisors to the committee, before retaining them;

•

reviewing and discussing with management our disclosures regarding compensation for use in any annual reports on Form 10-K, registration statements or proxy statements, to the extent required by law or Nasdaq listing requirements;

•	preparing and reviewing the Compensation Committee report on executive compensation included in our annual proxy statement, to the extent required by law and Nasdaq listing requirements;

•	investigating any matter brought to the attention of the Compensation Committee within the scope of its duties, if in the judgment of the Compensation Committee, such investigation is appropriate; and

•	reviewing and evaluating the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at www.aravive.com. The charter describes in more detail the nature and scope of responsibilities of the Compensation Committee.

Nominating and Corporate Governance Committee

Dr. Giaccia and Dr. Ho currently serve as members of the Nominating and Corporate Governance Committee, each of whom, the Board of Directors has determined is independent in accordance with the Nasdaq definition of independence. Specific responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying, evaluating and recommending to the Board of Directors, candidates for election to the board, and making recommendations regarding re-election of incumbent directors;

•

considering recommendations and proposals submitted by stockholders in respect of board nominees, establishing policies in respect of such recommendations and proposals (including stockholder communications with the Board of Directors), and recommending any action to the board in respect of such stockholder recommendations and proposals;

•	identifying, evaluating and recommending to the Board of Directors, candidates to serve on committees of the Board of Directors,

•	assessing the performance of the Board of Directors; and

•

developing, recommending to the Board of Directors and reviewing corporate governance principles, and periodically reviewing such principles, our code of conduct and other governance principles and making recommendations to the Board of Directors in respect thereof.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of its stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Company and the Board of Directors, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at www.aravive.com. The charter describes in more detail the nature and scope of responsibilities of the Nominating and Corporate Governance Committee.

Related Party Transactions Committee

Dr. Hohneker, Mr. Kirk and Mr. Rogers currently serve as members of the Related Party Transactions Committee. The responsibilities of the Related Party Transactions Committee are to review any transaction or series of transactions between our company and our directors or any Affiliate in which we pay or receive in excess of $1 million. The composition of the Related Party Transactions Committee will change to ensure that it is comprised solely of directors who are neither participating in a Transaction nor having an Affiliate participate in the Transaction.

Ad Hoc Committee

In July 2022, we formed a Special Committee that was delegated authority to negotiate terms of a financing transaction and to recommend to the full Board any financing transaction approved by the Special Committee.

Changes to Procedures for Recommending Nominees to the Board of Directors

None.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to our Executive Chairman and each of our non-employee directors who served on our Board during the fiscal year ended December 31, 2022.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2022

	Fees Earned or	Option	Restricted Stock
Name	Paid in Cash ($)	Awards ($) (1)	Awards ($)	Total ($)
Fredric N. Eshelman, Pharm. D. (2)	$95,000	$75,000	—	$170,000
Amato Giaccia, Ph.D.	$87,500	$75,000	—	$162,500
Michael W. Rogers	$92,500	$75,000	—	$167,500
Eric Zhang	$72,500	$75,000	—	$147,500
John A. Hohneker, M.D.	$70,000	$75,000	—	$145,000
Peter T.C. Ho, M.D., Ph.D.	$68,500	$75,000	—	$143,500
Sigurd C. Kirk	$72,500	$75,000	—	$147,500

(1)

In accordance with SEC rules, this column reflects the aggregate fair value of the option awards granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). The valuation assumptions used in determining such amounts are described in Note 2 and Note 9 to our consolidated financial statements included our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)	Dr. Eshelman was appointed Chairman of the Board of Directors on April 8, 2020 until his appointment as Executive Chairman of the Board of Directors on January 3, 2022.

The table below shows the aggregate number of option awards outstanding at fiscal year-end for our Executive Chairman and each of our non-employee directors who served on our Board during the fiscal year ended December 31, 2022.

Number of Shares
Subject to Outstanding
Options as of
Name	December 31, 2022
Fredric Eshelman, Pharm. D.	146,630
Amato Giaccia, Ph.D.	312,626
Michael Rogers	149,886
Eric Zhang	155,592
John A. Hohneker, M.D.	140,555
Peter T.C. Ho, M.D., Ph.D.	140,555
Sigurd C. Kirk	140,555

COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS AND OUR EXECUTIVE CHAIRMAN

Under our non-employee director compensation policy, which also applies to employee directors whom do not receive a salary in connection with their services as an employee, in effect during the year ended December 31, 2022, we paid each of our non-employee directors and our Executive Chairman a cash retainer for service on the Board of Directors and for service on each committee on which the director is a member. The chairman of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board of Directors.

The retainers paid to non-employee directors and our Executive Chairman for service on the board of directors and for service on each committee of the Board of Directors on which the director was a member for the year ended December 31, 2022 are as follows:

	Member Annual	Chairman Annual
	Service Retainer	Service Retainer
Board	$65,000	$30,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$12,500
Nominating and Corporate Governance Committee	$3,500	$10,000

The Board of Directors reviews the compensation of our non-employee directors from time to time to ensure that the amount and form of such compensation reflects the practices of the competitive market. In September 2020, which was reviewed again with Korn Ferry in 2021 and 2022, the Board of Directors evaluated a competitive market analysis prepared by the Compensation Committee’s compensation consultant, Korn Ferry, which assessed our then-current director compensation policy. This analysis examined how our director compensation levels, practices, and design features compared to the constituent members of our compensation peer group, which is the same peer group that we use as a reference when setting executive compensation. Based on this analysis, as well as its consideration of our financial performance, general market conditions, and the interests of our stockholders, the Board of Directors determined to provide the cash compensation set forth above and the equity compensation described below.

On the date of each annual meeting of stockholders held, each non-employee director that continues to serve as a non-employee member on the Board of Directors will receive options to acquire shares of common stock having a fair value on the grant date of $75,000, vesting 1/12th per month with full vesting, if not fully vested at such time, on the date of our next annual meeting of stockholder. The exercise price of such options will equal the fair market value of our common stock on the date of grant. All new non-employee directors are also awarded a new non-employee director award of options to acquire shares of common stock having a fair value on the grant date of $75,000, vesting monthly over 36 months, such number of shares of common stock equity equal to the product of the (i) number of shares of common stock having a grant date fair value of $75,000 and (ii) a fraction with (x) a numerator equal to the number of days between the date of the director’s initial election or appointment to the Board of Directors and the date which is the first anniversary of the date of the most recent annual stockholder meeting occurring before the director is elected or appointed to the Board of Directors, and (y) a denominator equal to 365. In each case, vesting of the award is subject to the director’s continuous service on each vesting date. This policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders in accordance with the terms of the policy. On September 23, 2022, we issued an option to each of Dr. Eshelman, Dr. Giaccia, Mr. Rogers, Mr. Zhang, Dr. Ho, Dr. Hohneker and Mr. Kirk to purchase 97,063 shares of our common stock.

Directors have been and will continue to be reimbursed for expenses directly related to their activities as directors, including attendance at board and committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2022 was the firm of BDO USA, P.A. The Audit Committee has selected BDO USA, P.A. as Aravive’s independent registered public accounting firm for fiscal 2023.

A representative of BDO USA, P.A. is expected to be present either in person or via teleconference at the 2023 Annual Meeting and be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this matter at the 2023 Annual Meeting will be required to approve the ratification of the appointment of Aravive’s independent registered public accounting firm. Abstentions will be counted and will have the same effect as a vote against the proposal. Because this proposal is a routine matter for which brokers have discretion, broker non-votes are not expected for this matter Ratification of the appointment of BDO USA, P.A. by our stockholders is not required by law, our bylaws or other governing documents. As a matter of policy, however, the appointment is being submitted to our stockholders for ratification at the 2023 Annual Meeting. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interest and the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF BDO USA, P.A. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING ON DECEMBER 31, 2023.

AUDIT COMMITTEE REPORT1

The Audit Committee has reviewed and discussed Aravive’s audited consolidated financial statements as of and for the year ended December 31, 2022 with the management of Aravive and BDO USA, P.A., Aravive’s independent registered public accounting firm. Further, the Audit Committee has discussed with BDO USA, P.A. the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of Aravive’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from BDO USA, P.A. required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to BDO USA, P.A.’s independence from Aravive, and has discussed with BDO USA, P.A. its independence from Aravive. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to Aravive is compatible with maintaining the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Aravive and its management. The Audit Committee also considered whether, and determined that, the independent registered public accounting firm’s provision of other non-audit services to us was compatible with maintaining BDO USA, P.A.’s independence. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Aravive’s internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Aravive’s internal and disclosure control structure. The members of the Audit Committee are not our employees and are not performing the functions of auditors or accountants. Accordingly, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions referred to above do not constitute assurance that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that our auditors are in fact independent.

Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that Aravive’s audited consolidated financial statements for the year ended December 31, 2022 and management’s assessment of the effectiveness of Aravive’s internal control over financial reporting be included in Aravive’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. The Audit Committee has recommended, and the Board of Directors has approved, subject to stockholder ratification, the selection of BDO USA, P.A. as Aravive’s independent registered public accounting firm for the year ending December 31, 2023.

Submitted by the Audit Committee.

Members of the Audit Committee

Michael Rogers, Chairman Amato Giaccia Eric Zhang Sigurd Kirk

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of Aravive under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by BDO USA, P.A. ("BDO") during the year ended December 31, 2022 and December 31, 2021:

	Fiscal Year Ended
	2022	2021
	(in thousands)
Audit Fees (1)	$388	$254
Audit-Related Fees (2)	—	—
Tax Fees (3)	69	34
All Other Fees (4)	—	—
Total Fees	$457	$288

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of the interim consolidated financial statements, the issuance of consent and comfort letters in connection with registration statement filings with the SEC and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

(2)	None.
(3)	Tax fees include fees billed in the fiscal periods shown for professional services for tax compliance.
(4)	None.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All of the services provided by our independent registered public accounting firm in 2021 and 2022 were pre-approved by the Audit Committee.

The Audit Committee has determined that the rendering of non-audit services by BDO in 2022 and 2021 is compatible with maintaining the principal accountant’s independence.

PROPOSAL 3

ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. The advisory stockholder vote to approve the compensation of our named executive officers is often referred to as the “say-on-pay vote.” This say-on-pay vote will not be binding on us, the Board of Directors, or the Compensation Committee.

As described in detail in this Proxy Statement, our executive compensation program is designed to (1) align executive officers’ interests with those of our stockholders; (2) attract, motivate and retain executive officers; and (3) reward the achievement of our annual, long-term and strategic goals. Our executive officers are rewarded for the achievement of specific financial operating goals established by the Compensation Committee and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

The Board of Directors is asking our stockholders to indicate their support for our named executive officers’ compensation as disclosed in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board of Directors will ask our stockholders to vote “FOR” the following resolution at the 2023 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2023 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Summary Compensation Table for fiscal year 2022, and the other related tables and disclosures).”

The say-on-pay vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

In keeping with the preference expressed by our stockholders at our 2020 Annual Meeting of Stockholders, our Board has adopted a policy of holding say-on-pay votes every year until the Company is required to hold another advisory vote on the frequency of say-on-pay votes, which will occur no later than our 2026 Annual Meeting of Stockholders. The next say-on-pay vote will occur at our 2024 Annual Meeting of Stockholders. However, if Proposal 5 – dissolution is approved and effected the Company would not anticipate holding the 2024, 2025 or 2026 Annual Meeting

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this matter at the 2023 Annual Meeting is required to approve, on an advisory basis, the compensation of the Company’s named executive officers. Abstentions will have the same effect as a vote against the proposal and broker non-votes will not have an effect on the vote.

THE BOARD OF DIRECTORS AND COMPENSATION COMMITTEE RECOMMEND A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Below is certain information regarding our named executive officers who are not directors.

Name	Age	Position(s)	Served as an Officer Since
Rudy C. Howard	66	Chief Financial Officer	2022
Leonard Scott Dove, Ph.D.	50	Chief Operating Officer	2022

Rudy C. Howard, Chief Financial Officer

Mr. Howard has served as our Chief Financial Officer since June 3, 2022. From June 2015 through December 2021, Mr. Howard served as the Chief Financial Officer of vTv Therapeutics Inc., a clinical-stage pharmaceutical company listed on the Nasdaq Capital Market (Nasdaq: VTVT). Prior to joining vTv Therapeutics Inc., from January 2010 through May 2015, Mr. Howard served as the Chief Financial Officer of SciQuest, Inc., an international spend-management software company. From November 2008 until joining SciQuest, Mr. Howard served as Senior Vice President and Chief Financial Officer of MDS Pharma Services, a pharmaceutical services company. From 2003 until joining MDS Pharma Services, Mr. Howard operated his own financial consulting company, Rudy C. Howard, CPA Consulting, in Wilmington, North Carolina, where his services included advising on merger and acquisition transactions, equity and debt issuances and other general management matters. From 2001 through 2003, Mr. Howard served as Chief Financial Officer for Peopleclick, Inc., an international human capital management software company. From 2000 until joining Peopleclick, Mr. Howard served as Chief Financial Officer for Marketing Services Group, Inc., a marketing and internet technology company. From 1995 until 2000, Mr. Howard served as Chief Financial Officer for PPD, Inc., a clinical research organization. Prior to joining PPD, Mr. Howard was a partner with PricewaterhouseCoopers. Mr. Howard holds a B.A. in Accounting from North Carolina State University, and he is a Certified Public Accountant.

Leonard Scott Dove, Ph.D., Chief Operating Officer

Dr. Dove served as our Chief Operating Officer from March 21, 2022 until August 31, 2023. Previously, from November 2017 until March 2022, Dr. Dove served as Senior Vice President and General Manager of PPD, Inc. (“PPD”), a Thermo Fisher Scientific company (NYSE: TMO), where he provided strategic direction and oversight of PPD’s Early Development Services business unit. In this role, Dr. Dove was responsible for the organizational design and executive management of early phase CRO operations. PPD is a leading global provider of clinical research services to the biopharma and biotech industry. Prior to joining PPD, from August 2015 to November 2017, Dr. Dove was an Executive Director of Clinical Development with Allergan, Inc. (“Allergan”) in a contract capacity serving as global clinical development leader for Viberzi®/Truberzi® (eluxadoline). At Allergan, he negotiated marketing approvals, labeling, and post-marketing requirements for eluxadoline as a treatment for irritable bowel syndrome, while overseeing the development and operational execution of its label expansion and lifecycle management clinical strategy. Dr. Dove previously oversaw the development of eluxadoline as program leader at Furiex Pharmaceuticals, Inc., managing the program through successful NDA submission until the acquisition of Furiex by Actavis plc (now Allergan). Dr. Dove received his B.S. in biochemistry and a doctorate in pharmacology from Texas A&M University.

On August 18, 2023, our Board of Directors approved a workforce reduction of approximately 70% of our current employee base.  Included in the workforce reduction was Leonard Scott Dove, who was notified on August 21, 2023 of the termination of his employment and his at-will employment agreements, effective as of August 31, 2023. Dr. Dove, as well as all terminated employees will be offered a severance payment equal to two months of his base salary subject to certain conditions.

EXECUTIVE COMPENSATION

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2022 executive compensation program for our named executive officers.

The following individuals are our “named executive officers” for the year ended December 31, 2022:

•	Gail McIntyre, our Chief Executive Officer

•	Rudy Howard, our Chief Financial Officer

•	Leonard Scott Dove, our Chief Operating Officer (Dr. Dove’s employment was terminated effective August 31, 2023 as part of our workforce reduction described above)

•	Vinay Shah, our Former Chief Financial Officer (Mr. Shah resigned as our Chief Financial Officer effective June 2, 2022)

Oversight of Executive Compensation

The compensation of our named executive officers is determined and approved by our Compensation Committee, in discussion with the Chief Executive Officer with respect to the other named executive officers. The Chief Executive Officer does not participate in discussions or decisions regarding her own compensation.

We believe that in order to create value for our stockholders, it is critical to attract, motivate and retain key executive talent by providing competitive compensation packages. Accordingly, we design our executive compensation programs to:

•	attract, motivate and retain executives with the skills and expertise to execute our business plans;

•	reward those executives fairly over time for actions consistent with creating long-term stockholder value;

•	align the interests of our executive officers with those of our stockholders;

•	provide compensation packages that are competitive, reasonable and fair within the highly competitive life sciences market for talented individuals.

The Compensation Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Compensation Committee to provide the Compensation Committee with an additional external perspective with respect to its evaluation of relevant market and industry practices. At the end of 2021, the Compensation Committee retained Korn Ferry, as a third-party compensation consultant to assist the Compensation Committee in establishing overall compensation levels for 2022. The Compensation Committee assessed the independence of Korn Ferry pursuant to SEC rules and in accordance with Nasdaq listing standards, noting that Korn Ferry does not provide any services to the Company other than advice for the Compensation Committee regarding executive and director compensation, and concluded that no conflict of interest exists. Korn Ferry conducted analyses and provided advice on, among other things, the appropriate peer group, executive compensation for our executive officers and compensation trends in the life sciences industry. The peer group was recommended by Korn Ferry and chosen by the Compensation Committee in late 2021 based on the following parameters: biopharmaceutical companies that were developing oncology products, with a lead product in a similar phase of development (Phase 1 or 2 clinical trials) as well as other appropriate financial and organizational metrics.

SUMMARY COMPENSATION TABLE

The following table shows compensation awarded to or earned by our named executive officers, for the fiscal years ended December 31, 2022 and 2021.

				Non-Equity
				Incentive
			Option	Plan	All Other
			Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($) (1)	($) (2)	($) (3)	($)
Gail McIntyre
Chief Executive Officer	2022	510,000	776,645	267,750	26,244	1,580,639
	2021	500,000	824,291	187,500	12,202	1,523,993

Rudy Howard (4)
Chief Financial Officer	2022	227,624	298,613	96,358	9,889	632,484
	2021	—	—	—	—	—

Leonard Scott Dove (5)
Chief Operating Officer	2022	300,781	321,580	126,702	6,947	756,010
	2021	—	—	—	—	—

Vinay Shah (6)
Former Chief Financial Officer	2022	308,922	455,966	—	217,226	982,114
	2021	370,800	299,742	111,240	14,464	796,246

(1)

In accordance with SEC rules, this column reflects the aggregate fair value of the stock and option awards granted or modified during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). The valuation assumptions used in determining such amounts are described in Note 2 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)

Amounts reported in the non-equity incentive compensation plan column represent awards earned based on the achievement of company goals for the fiscal year presented as determined by the Compensation Committee of the Board of Directors and was paid in the first quarter of 2023 and 2022.

(3)

Other than for Mr. Shah, as described below, all other compensation is primarily comprised of life insurance payments made by us and employer matching contributions for contributions to our 401(k) plan.

(4)	Mr. Howard became our Chief Financial Officer on June 3, 2022.

(5)	Dr. Dove became our Chief Operating Officer on March 21, 2022. Dr. Dove’s employment was terminated effective August 31, 2023

(6)

Mr. Shah resigned as our Chief Financial Officer effective June 2, 2022. Other compensation for Mr. Shah consisted of consulting fees in the amount of $187,228, COBRA reimbursement in the amount of $20,939, life insurance payments in the amount of $3,651, and employer matching contributions to our 401(k) Plan in the amount of $5,408 during 2022.

NARRATIVE TO SUMMARY COMPENSATION TABLE

The three principal components of our executive compensation program for our named executive officers in 2022 were base salary, annual performance-based bonus and long-term equity compensation. Base salary provides financial stability and security through a fixed amount of cash for performing job responsibilities. Annual performance-based bonus and long-term equity incentive compensation are designed to reward achievement of the specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders.

Consistent with our goal of attracting, motivating and retaining a high-caliber executive team, our executive compensation program is designed to pay for performance. We utilize compensation elements that meaningfully align our named executive officer’s interests with those of our stockholders to create long-term value. As such, a significant portion of our Chief Executive Officer’s and other executive officers’ compensation is “at risk”, performance-based compensation, in the form of long-term equity awards and annual cash incentives that are only earned if we achieve measurable corporate metrics, as set forth in the table below.

			Annual
			Target Cash
Name	Fixed	"At Risk"	Incentive Awards	Equity Incentives
Gail McIntyre	33%	67%	17%	50%
Rudy Howard	46%	54%	19%	35%
Leonard Scott Dove(1)	45%	55%	18%	37%
Vinay Shah (2)	39%	61%	15%	46%

(1)	Dr. Dove’s employment was terminated effective August 31, 2023 as part of our workforce reduction.
(2)	Mr. Shah resigned as our Chief Financial Officer effective June 2, 2022.

We do not have any formal policies for allocating compensation among salary, annual target cash incentive awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment in determining a total compensation program for each named executive officer to recommend to the Board of Directors for its approval that is a mix of current, short-term and long-term incentive compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives.

Annual Base Salary

In January 2022, the Compensation Committee reviewed the base salaries for our named executive officers, the market data from Korn Ferry, the scope of each executive’s responsibilities, each executive’s prior experience and internal pay equity. After such review, Dr. McIntyre’s annual base salary was raised from $500,000 to $510,000, and Mr. Shah’s annual base salary was raised from $370,800 to $381,924. In February 2022, we entered into an offer letter with Dr. Dove to serve as our Chief Operating Officer commencing March 25, 2022 at an annual base salary of $385,000. In June 2022, Mr. Shah resigned as our Chief Financial Officer, and we entered into an offer letter with Mr. Howard to serve as our Chief Financial Officer at an annual base salary of $395,000. In February 2023, Dr. McIntyre's annual base salary was raised to $560,000, Mr. Howard's annual base salary was raised to $412,775, Dr. Dove's annual base salary was raised to $405,000. The named executive officers’ 2022 annual base salaries approved by the Compensation Committee were as follows:

2022 Base
Name	Salary ($)
Gail McIntyre	510,000
Rudy Howard	395,000
Leonard Scott Dove(1)	385,000
Vinay Shah (2)	381,924

(1)	Dr. Dove’s employment was terminated effective August 31, 2023 as part of our workforce reduction.
(2)	Mr. Shah resigned as our Chief Financial Officer effective June 2, 2022.

Annual Cash Incentive (Performance-Based Award) Opportunity

In addition to base salaries, our named executive officers are eligible to earn an annual performance-based cash incentive award, which is designed to provide an appropriate incentive to our named executives to achieve defined annual corporate performance goals and to reward our executives for individual achievement towards these goals. The annual performance-based incentive award each executive officer is eligible to receive is based on the individual’s target incentive award, as a percentage of base salary. The amount of the performance-based bonus, if any, an executive earns may vary from year to year based on the achievement of certain corporate performance goals recommended by the Compensation Committee and communicated to our named executive officers each year, prior to or shortly following the beginning of the year to which they relate.

The corporate goals typically relate to our annual company goals and various business accomplishments which vary from time to time depending on our overall strategic objectives. The proportional emphasis on each goal may vary from time to time depending on our overall strategic objectives and the Compensation Committee’s and Board’s subjective determination of which goals have more impact on our performance.

Pursuant to their employment agreements or offer letters, each named executive officer was eligible to earn a 2022 target incentive award represented as a percentage of base salary as set forth below.

Target Incentive Award
Name	Percent
Gail McIntyre	50%
Rudy Howard	40%
Leonard Scott Dove (1)	40%
Vinay Shah (2)	40%

(1)	Dr. Dove’s employment was terminated effective August 31, 2023 as part of our workforce reduction.
(2)	Mr. Shah resigned as our Chief Financial Officer effective June 2, 2022.

For 2022, the corporate goals primarily included clinical milestones and financing milestones. After careful review, our Compensation Committee and Board, concluded that we had achieved 105% of our corporate performance goals and therefore performance-based incentive awards were paid based upon 105% of target opportunities.

2022 Performance-Based Awards

After the end of the year, the Compensation Committee approves the extent to which the corporate goals have been achieved, based on management’s review and recommendation, however, our executives do not make recommendations with respect to their own achievement. Accordingly, whether or not any incentive award is awarded is determined in the Compensation Committee’s discretion. Bonuses are not earned or vested until they are awarded and paid. The Compensation Committee also considers any significant corporate events or other significant accomplishments that were not contemplated at the beginning of the performance period in determining the extent to which the strategic goals were satisfied, such as the circumstances surrounding the feasibility of a goal being achieved.

In February 2023, our Compensation Committee and the Board of Directors approved the 2022 performance-based incentive awards set forth below related to 2022 performance based on the level of attainment of the 2022 specified goals.

Name	Base Salary	Target % of Base Salary	% of Target Achieved	Performance-Based Incentive Payout
Gail McIntyre	$510,000	50%	105%	$267,750
Rudy Howard	$395,000	40%	105%	$96,358
Leonard Scott Dove	$385,000	40%	105%	$126,702
Vinay Shah	$381,924	40%	0% (1)	$0 (1)

(1)

Incentive awards are not earned or vested until they are awarded and paid. As the employee resigned prior to 2022 incentive awards being awarded and paid, no incentive award was earned, awarded, or paid related to the employee's employment by Aravive, Inc. during 2022.

Long-Term Incentive Compensation

Equity incentives are a key component of our executive compensation program that the Compensation Committee believes motivate executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock. During 2022, we granted equity awards in the form of stock options that vest over a four-year period. Our long-term, equity-based incentive awards are designed to align the interests of our named executive officers and our other employees, non-employee directors and consultants with the interests of our shareholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards.

We use stock options as the primary incentive vehicle for long-term compensation to our named executive officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We generally provide initial grants in connection with the commencement of employment of our named executive officers as our Compensation Committee, determines appropriate. We also provide annual grants shortly following the end of each year.

In January 2022, the Compensation Committee awarded stock option grants to our named executive officers in conjunction with the Board’s review of the 2021 corporate goals. Dr. McIntyre was granted stock options to purchase 425,000 shares at an exercise price of $2.18 per share. Mr. Shah was granted stock options to purchase 175,000 shares at an exercise price of $2.18 per share.

In March 2022, Dr. Dove was granted stock options to purchase 200,000 shares at an exercise price of $1.89 per share upon his appointment as our Chief Operating Officer.

In June 2022, Mr. Howard was granted stock options to purchase 290,000 shares at an exercise price of $1.21 per share upon his appointment as our Chief Financial Officer. Upon resigning as Chief Financial Officer in June 2022 and per the terms of the separation agreement between Aravive, Inc. and Mr. Shah entered into on June 2, 2022, the vesting of Mr. Shah’s outstanding options to purchase a total of 403,207 shares was accelerated such that all such awards were fully vested on June 2, 2022.

In January 2023, the Compensation Committee approved and in February 2023, the Board awarded stock option grants to our named executive officers in conjunction with the Board’s review of the 2022 corporate goals. Dr. McIntyre was granted stock options to purchase 700,000 shares at an exercise price of $1.67 per share. Mr. Howard and Dr. Dove were each granted stock options to purchase 400,000 shares at an exercise price of $1.67 per share.

Other Compensation

Employee Benefit Plans

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We maintain a 401(k) plan for the benefit of our eligible employees, including our named executive officers, as discussed in the section below entitled “401(k) plan.”

401(k) Plan

All of our employees, including our named executive officers, are eligible to participate in our 401(k) Plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"). Pursuant to our 401(k) Plan, employees may elect to defer their eligible compensation into the plan on a pre-tax basis, up to the statutorily prescribed annual limit of $19,500 in 2022 (additional salary deferrals not to exceed $6,500 are available to those employees 50 years of age or older) and to have the amount of this reduction contributed to our 401(k) Plan. In general, eligible compensation for purposes of the 401(k) plan includes an employee’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us, to the extent the amounts are included in gross income, and subject to certain adjustments and exclusions required under the Code. The 401(k) Plan currently does not offer the ability to invest in our securities.

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans, non-qualified defined contribution plans or pension plans sponsored by us.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment Offer Letters, Severance and Change in Control Arrangements

We have entered into employment offer letters with each of our named executive officers. The offer letters set forth the terms and conditions of employment, including the initial annual base salary, target bonus opportunity, equity compensation, severance benefits and eligibility to participate in our employee benefit plans and programs. There are no ongoing guarantees of increases to future compensation such as base salary increases. The offer letters are for an indefinite period of time and may be terminated by either party with or without cause and without advance notice. Our named executive officers were each required to execute our standard proprietary information and inventions agreement. The material terms of these employment offer letters are summarized below. These summaries are qualified in their entirety by reference to the actual text of the offer letters, which are filed as exhibits.

Gail McIntyre

Effective as of April 8, 2020, upon her appointment as our Chief Executive Officer, we entered into an amendment (the “2020 Amendment”) to the employment offer letter with Dr. McIntyre ("the McIntyre Offer Letter") that superseded the offer letter with Aravive Biologics that had been entered into in 2017 and amended in 2019 and 2020. The 2020 Amendment provided among other things that Dr. McIntyre will serve as our President and Chief Executive Officer. The 2020 Amendment, which was amended again in January 2021, January 2022 and February 2023 provided, among other things, (i) for an annual base salary of $415,000 for such service, which was increased to $$500,000 in January 2021, $510,000 in January 2022 and $560,000 in February 2023; (iii) a target bonus equal to 45% of Dr. McIntyre’s annual base salary, which was increased to 50% in January 2021; (iv) up to 12 months of salary continuation and reimbursement of COBRA coverage and a pro-rated portion of her year-end target bonus contingent upon corporate goals being met, if terminated for any reason other than Cause or Permanent Disability (as such terms are defined in the Offer Letter) and not in connection with a Change in Control (as such term is defined in the Offer Letter). Dr. McIntyre was also granted an option to purchase 80,000 shares of common stock vesting pro rata on a monthly basis over a four-year period.

On January 24, 2022, Dr. McIntyre was also granted an option to purchase 425,000 shares of our common stock with an exercise price of $2.18 per share and vesting pro rata on a monthly basis over a four- year period. In February 2023, Dr. McIntyre was also granted an option to purchase 700,000 shares of our common stock with an exercise price of $1.67 per share and vesting over a three year period with 50% with 50% vesting on the one-year anniversary of the date of grant and the remaining 50% vesting on a pro rata basis on a monthly basis over a two-year period commencing on the month following the one-year anniversary of the grant date.

Rudy Howard

Pursuant to the terms of an Offer Letter, dated June 2, 2022, that we entered into with Mr. Howard (the “Howard Offer Letter”), Mr. Howard’s compensation for serving as our Chief Financial Officer includes: (i) an annual base salary of $395,000, which was increased to $412,775 in February 2023; (ii) an annual discretionary bonus targeted at 40% of his base salary, dependent on our achievement of objective and subjective criteria established by the Company’s Executive Chairman and approved by our Board; (iii) an option to purchase 290,000 shares of our common stock; and (iv) eligibility to participate in a number of Company-sponsored benefits, including its medical, dental and 401(k) plans, under the terms and conditions of the benefit plans that may be in effect from time to time. The stock options will have an exercise price equal to the fair market value of the Common Stock on the date of the grant, expire ten years after the date of the grant and will vest as follows: 25% of the shares subject to the options will vest twelve months after the date of the grant, and the remaining 75% of the shares subject to the options will vest in equal monthly installments over the next 36 months following the one-year anniversary of the date of grant, subject to Mr. Howard’s continued service to the Company. All compensation offered to Mr. Howard is subject to applicable tax withholdings. In February 2023, Mr. Howard was also granted an option to purchase 400,000 shares of our common stock with an exercise price of $1.67 per share and vesting over a three year period with 50% with 50% vesting on the one-year anniversary of the date of grant and the remaining 50% vesting on a pro rata basis on a monthly basis over a two-year period commencing on the month following the one-year anniversary of the grant date.

If terminated for any reason other than Cause or Permanent Disability and not in connection with a Change in Control (each as defined in the Offer Letter), Mr. Howard will be eligible for certain severance benefits, including the following: (i) up to 12 months of base salary continuation; (ii) reimbursement of COBRA coverage; (iii) 12 months accelerated vesting of the stock options award to Mr. Howard; and (iv) up to 12 months post-termination to exercise any vested shares subject to such stock options.

If terminated in connection with a Change in Control, severance benefits will be those specified under our 2019 Equity Incentive Plan and the Company’s Change in Control Severance Plan), which provides specified severance benefits to certain eligible officers and employees of the Company. In addition, if during the twelve-month period commencing on the closing date of a Change in Control we terminate his employment for any reason other than Cause or Permanent Disability, all unvested equity awards will immediately vest, subject to certain restrictions. In addition, under the 2019 Equity Incentive Plan, if Mr. Howard is voluntarily terminated in connection with certain corporate transactions, including a Change in Control, Mr. Howard will be eligible for full accelerated vesting of his outstanding stock options.

Leonard Scott Dove

Pursuant to the terms of an offer letter that we entered with Dr. Dove, which was effective as of March 21, 2022 (the “Dove Offer Letter”), Dr. Dove’s compensation for services provided as our Chief Operating Officer included: (i) an annual base salary of $385,000, which was increased in February 2023 to $405,000; (ii) eligibility to be considered for an annual discretionary incentive and retention bonus targeted at 40% of his annual base salary (pro-rated for the number of days worked in 2022), dependent on performance with respect to both corporate and individual goals, as determined by the Company’s Board of Directors; and (iii) an option to purchase 200,000 shares of our common stock. The stock options granted have an exercise price equal to the fair market value of the Common Stock on the date of the grant, expire ten years after the date of the grant and will vest as follows: 25% of the shares subject to the options will vest twelve months after the date of the grant, and the remaining 75% of the shares subject to the options will vest in equal monthly installments over the next 36 months following the one-year anniversary of the date of grant, subject to Dr. Dove’s continued service to us. All compensation offered to Dr. Dove is subject to applicable tax withholdings. The Dove Offer Letter also contains an Employee Confidential Information and Inventions Assignment Agreement. In February 2023, Dr. Dove was also granted an option to purchase 400,000 shares of our common stock with an exercise price of $1.67 per share and vesting over a three year period with 50% with 50% vesting on the one-year anniversary of the date of grant and the remaining 50% vesting on a pro rata basis on a monthly basis over a two-year period commencing on the month following the one-year anniversary of the grant date.

If terminated in connection with a Change in Control, severance benefits will be those specified under our 2019 Equity Incentive Plan and the Company’s Change in Control Severance.

On August 18, 2023, our Board of Directors approved a workforce reduction of approximately 70% of our current employee base.  Included in the workforce reduction was Leonard Scott Dove, who was notified on August 21, 2023 of the termination of his employment and his at-will employment agreements, effective as of August 31, 2023. Dr. Dove, as well as all terminated employees, is being offered severance equal to two months of his base salary, subject to certain conditions.

Vinay Shah

During the years ended December 31, 2018 and 2019, Mr. Shah’s employment was at-will per the terms of an offer letter with Aravive Biologics dated February 1, 2017 as later amended on May 30, 2018 and February 6, 2019 pursuant to which he was entitled to receive an annual base salary of $335,000 for 2019, an annual target bonus of 40% of his base salary and six months’ salary as severance in the event of certain terminations.

On March 26, 2020, we entered into an employment offer letter with Mr. Shah or the Shah Offer Letter that superseded the offer letter with Aravive Biologics and provided that Mr. Shah will serve as our Chief Financial Officer basis with compensation that included a base salary of $360,000, which was increased to $370,800 in January 2021 and further increased to $381,924 in January 2022 and a target bonus equal to 40% of Mr. Shah’s annual base salary. In addition, the Shah Offer Letter provided for severance payments upon certain conditions if we were to terminate his employment for any reason other than cause or permanent disability, and not in connection with a change in control and that upon a qualifying termination of employment in connection with a change of control, he would be entitled to certain severance payments and benefits, which are described below under “—Potential payments upon termination or change in control.”

Mr. Shah resigned as our Chief Financial Officer effective June 2, 2022. On June 2, 2022, we entered into a consulting agreement (the “Consulting Agreement”) with Mr. Shah pursuant to which he had agreed to provide consulting services to us from time to time. The Consulting Agreement had a term of four months unless sooner terminated which was extended on October 2, 2022 until February 2, 2023. Mr. Shah had the right to terminate the Consulting Agreement without cause at any time upon thirty (30) days’ prior written notice to Company. Either party had the right to terminate the Consulting Agreement immediately in the event that the other party has materially breached the Consulting Agreement.

As compensation, the Company agreed to (i) make a cash payment of $44,557 payable on a monthly basis during the four-month consulting period; and (ii) reimburse all COBRA payments made by Mr. Shah for the benefits continuation during the consulting period.

Mr. Shah also entered into a separation agreement and release with the Company (the “Separation Agreement”) providing for (i) the payment to him of a total of $286,443 at the rate of $31,827 per month, less applicable withholding, for nine (9) months from the Company’s first regular payroll date following the date that is four months following the Effective Date (as defined in the Separation Agreement); (ii) reimbursement of COBRA payments for the lesser of (A) twelve (12) months commencing on the later of June 2, 2022 (the “Separation Date”) and four months from the date of the Consulting Agreement, or (B) until Mr. Shah commences new employment or substantial self-employment; (iii) the acceleration of the vesting of all shares subject to option awards such that all shares subject to the option awards will be vested; (iv) the extension of the period of time for which Mr. Shah has the right to exercise any vested shares until the earlier of (A) the expiration date of the options, (B) the tenth anniversary of the date of grant of the option, (C) thirty-six (36) months from the Separation Date; or (D) the occurrence of a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan) unless assumed in a Change of Control transaction. The Separation Agreement also contains a non-disparagement obligation on both parties and a standard release of claims on the part of Mr. Shah.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Benefits Other Than in Connection With a Change in Control

The McIntyre Offer Letter provides that if we terminate her employment for any reason other than Cause or Permanent Disability (as defined in the Offer Letters), and not in connection with a change in control, if she (i) executes and does not revoke a release of claims within 60 days following the date of termination of employment with us and (ii) returns all of our property in her possession she will be entitled to (a) twelve months of salary continuation payments (b) if she timely elects to continue her health insurance coverage under COBRA, we will pay a portion of her monthly COBRA premiums (at the same rate that we pay for active employees) for up to twelve months following the date she terminates employment with us (c) 12 months accelerated vesting of stock options and RSUs awarded to her and (d) up to 9 months post-termination to exercise any vested shares subject to such option. Mr. Howard’s Offer Letter provides that if he is terminated for any reason other than Cause or Permanent Disability and not in connection with a Change in Control (each as defined in the Howard Offer Letter), Mr. Howard will be eligible for certain severance benefits, including the following: (i) up to 12 months of base salary continuation; (ii) reimbursement of COBRA coverage; (iii) 12 months accelerated vesting of the stock options award to Mr. Howard and (iv) up to 12 months post-termination to exercise any vested shares subject to such stock options.

In addition, if terminated in connection with a change of control, severance benefits will be those specified under our 2019 Equity Incentive Plan and our Change in Control Severance Plan, which provides for specified severance benefits to certain eligible officers and employees of our company set forth below. In addition, if during the twelve-month period commencing on the closing date of a Change in Control we terminate his or her employment for any reason other than Cause or death or disability or he or she resigns for Good Reason, all unvested equity awards will immediately vest, subject to certain restriction. In addition, under the 2019 Equity Incentive Plan, if involuntarily terminated in connection with certain corporate transactions, including a change in control, Dr. McIntyre, Mr. Howard and Dr. Dove and other executive officers would be eligible for full accelerated vesting of her outstanding stock options and RSUs.

Change in Control Severance Benefit Plan

We have adopted a change in control severance benefit plan (the "severance plan"). The severance plan provides certain of our employees, including our currently employed Named Executive Officers, with severance payments and benefits upon certain qualifying terminations of employment within a one-year period following the closing of a change in control, as defined in the severance plan. The summary below is qualified by reference to the actual text of the severance plan, which is filed as an exhibit to the Form S-1, as amended, filed with the SEC on March 10, 2014.

Under the severance plan, in the event of a participant’s involuntary termination without cause (and not due to death or disability) or if a participant resigns for good reason (as each terms is defined in the severance plan), if the participant in the severance plan (i) executes and does not revoke a release of claims within 60 days following the date he terminates employment with us and (ii) returns all of our property in his possession, she or he will be entitled to cash severance equal to the sum of his or her monthly base salary and monthly annual bonus target, multiplied by a severance multiplier, which is 15 in the case of the Chief Executive Officer and 12 in the case of the other C-Suite employees (which includes our named executive officers). In addition, following a qualifying termination, if a participant timely elects to continue his health insurance coverage under COBRA, we will pay a portion of his monthly COBRA premiums for a period of specified months following the date of termination.

All stock awards which are vested and exercisable as of the date of a qualifying termination under the severance plan (including by virtue of the provisions of the applicable equity plan) will remain outstanding and exercisable until the earliest to occur of (i) the last day of the applicable severance period, which is 15 months in the case of the Chief Executive Officer and 12 months in the case of the other C-Suite employees (ii) the expiration of the original term of such stock awards.

If one of our named executive officers is entitled to severance benefits under the severance plan by virtue of a qualifying termination of employment within 12 months following a change in control, she or he would not be entitled to severance benefits under the terms of his or her offer letter.

In addition, the severance plan provides that, except as otherwise expressly provided in an agreement between us and a participant, if any payment or benefit a participant would receive in connection with a change in control would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and such payment or benefit would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payment or benefit will be equal to either (i) the largest portion of the change in control payment that would result in no portion of the payment or benefit being subject to the excise tax, or (ii) the largest portion, up to and including the total payment or benefit, whichever amount, after taking into account all applicable taxes, including the excise tax (all computed at the highest applicable marginal rate), would result in the participant’s receipt, on an after-tax basis, of the greatest economic benefit to the participant, notwithstanding that all or some portion of the payment or benefit may be subject to the excise tax. If a reduction is so required, the reduction will occur in the order specified in the severance plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the fiscal year ended December 31, 2022, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers. Each award issued to Dr. McIntyre, Mr. Howard, Dr. Dove, and Mr. Shah, set forth below is subject to accelerated vesting upon a qualifying termination of his employment, as described under “—Potential Payments Upon Termination or Change in Control.” Mr. Shah resigned from his position as our Chief Financial Officer, effective June 2, 2022.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022

		Option
		Awards (1)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		options (#)	options (#)	Exercise	Expiration
Name	Grant Date	exercisable	unexercisable	Price ($)	Date
Gail McIntyre	6/15/2017 (3)	29,641	—	$0.66	6/14/2027
	12/14/2017 (3)	14,820	—	$0.90	12/13/2027
	3/20/2018 (3)	14,820	—	$0.90	3/19/2028
	2/28/2019 (2)	50,791	2,209	$5.83	2/27/2029
	1/22/2020 (2)	35,425	13,158	$10.84	1/21/2030
	4/8/2020 (2)	53,333	26,667	$6.16	4/7/2030
	1/25/2021 (2)	79,062	85,938	$5.95	1/24/2031
	1/24/2022 (2)	97,395	327,605	$2.18	1/23/2032
Rudy Howard	6/3/2022 (4)	—	290,000	$1.21	6/2/2032
Leonard Scott Dove	3/21/2022 (4)	—	200,000	$1.89	3/20/2032
Vinay Shah	10/01/2014 (5)	19,380		$0.24	9/30/2024
	6/15/2017 (5)	38,001		$0.66	6/1/2025
	12/14/2017 (5)	19,000		$0.90	6/1/2025
	3/20/2018 (5)	19,000		$0.90	6/1/2025
	2/28/2019 (5)	38,000		$5.83	6/1/2025
	1/22/2020 (5)	34,826		$10.84	6/1/2025
	1/25/2021 (5)	60,000		$5.95	6/1/2025
	1/24/2022 (5)	175,000		$2.18	6/1/2025

(1)	Except as otherwise indicated, vesting of all options is subject to continued service on the applicable vesting date.
(2)	1/48th of the shares subject to the option become exercisable monthly measured from the date of the grant.
(3)	The shares subject to these options vested in full upon the closing of the Merger and were assumed by us in the Merger.
(4)

The shares subject to the stock options vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting start date, and thereafter 1/48th of the shares vest each month.

(5)

All options are fully vested. Options unvested on June 2, 2022 were modified on 6/2/2022 to immediately vest on the Separation date and for these options the right to exercise the options was extended until the earlier of (a) the expiration of the options, (b) the tenth anniversary of the date of grant of the option (c) thirty-six months from the Separation date; or (d) the occurrence of a Change in Control (as defined in the Company' 2019 Equity Incentive Plan) unless assumed in a Change of Control transaction.

Treatment of stock awards under the 2019 Plan

The 2019 Plan, provides that in the event of certain corporate transactions, as defined in the 2019 Plan, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by the Board of Directors at the time of grant of a stock award:

The surviving or acquiring corporation (or its parent) may assume, continue or substitute similar stock awards for outstanding stock awards under the 2019 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent);

To the extent that outstanding stock awards are not so assumed, continued or substituted, the vesting and, if applicable, exercisability of any such stock awards held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction will be accelerated in full to a date prior to the effective time of such corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, and any reacquisition or repurchase rights held by us will lapse, contingent upon the effectiveness of such corporate transaction;

To the extent that outstanding stock awards are not so assumed, continued or substituted, the vesting and, if applicable, exercisability of any such stock awards held by participants whose continuous service has terminated prior to the effective time of the corporate transaction will not be accelerated and all unvested stock awards held by such participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, but any reacquisition or repurchase rights held by us may continue to be exercised notwithstanding such corporate transaction; or

To the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board of Directors may provide that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by the Board of Directors, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as defined in the 2019 Plan, as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.

For purposes of the 2019 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Treatment of stock awards under the 2014 Plan

The 2014 Plan, provides that in the event of certain corporate transactions, as defined in the 2014 Plan, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by the Board of Directors at the time of grant of a stock award:

The surviving or acquiring corporation (or its parent) may assume, continue or substitute similar stock awards for outstanding stock awards under the 2014 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent); provided, that if any such stock awards are so assumed, continued or substituted, if a participant incurs an involuntary termination on or within 12 months following the date of such corporate transaction, any unvested shares subject to such assumed, continued or substituted stock awards will vest in full as of the date of such termination;

To the extent that outstanding stock awards are not so assumed, continued or substituted, the vesting and, if applicable, exercisability of any such stock awards held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction will be accelerated in full to a date prior to the effective time of such corporate transaction, and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, and any reacquisition or repurchase rights held by us will lapse, contingent upon the effectiveness of such corporate transaction;

To the extent that outstanding stock awards are not so assumed, continued or substituted, the vesting and, if applicable, exercisability of any such stock awards held by participants whose continuous service has terminated prior to the effective time of the corporate transaction will not be accelerated and all unvested stock awards held by such participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, but any reacquisition or repurchase rights held by us may continue to be exercised notwithstanding such corporate transaction; or

To the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board of Directors may provide that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by the Board of Directors, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as defined in the 2014 Plan, as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.

For purposes of the 2014 Plan, an involuntary termination generally means, during the 12 months following the closing of a corporate transaction or change in control, either (i) a termination of service other than for cause (as defined in the 2014 Plan) or (ii) a voluntary resignation following: a material diminution in the participant’s base salary; a material diminution in the participant’s authority, duties, position or responsibilities; a material diminution in the authority, duties, position or responsibilities of the participant’s supervisor (including a requirement that a participant report to a corporate officer or employee instead of directly to the Board of Directors); a material diminution in the budget over which the participant retains authority; a relocation of the participant’s principal place of work to a location more than 50 miles away from the principal place of work prior to the consummation of a corporate transaction or a change in control; or any other act or omission that constitutes a material breach by us of the 2014 Plan.

Treatment of stock options under the Aravive Biologics, Inc. 2010 and 2017 Equity Incentive Plans

In connection with the Merger, we assumed the Aravive Biologics, Inc. 2010 and 2017 Equity Incentive Plans. The Aravive Biologics, Inc. 2010 and 2017 Equity Incentive Plans provide that in the event of certain corporate transactions, as defined in the plans, the Board of Directors may take one or more of the following actions with respect to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by the Board of Directors at the time of grant of a stock award: each outstanding stock award may be assumed or continued or an equivalent stock award may be substituted by a successor corporation and any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to prior stock awards may be assigned to the successor corporation. The plans also provide that in the event of a specified corporate transaction the Board of Directors may determine to accelerate the vesting, in whole or in part of a stock award, with such stock award becoming fully vested and exercisable prior to the corporate transaction arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award or cancel or arrange for the cancellation of a stock award in exchange for cash consideration. Any awards that have not been assumed, continued, substituted, or exercised prior to the corporate transaction will terminate at the closing of the transaction. All options issued under the Aravive Biologics, Inc. 2010 and 2017 Equity Plans that were outstanding on the closing of the Merger vested upon the closing of the Merger.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For the most recently completed fiscal year, the Company did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to our Named Executive Officers, or NEOs, to the Company’s performance. We are also permitted to report as a “smaller reporting company” as defined under the U.S. federal securities laws. Accordingly, we have not included a tabular list of financial performance measures, and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive Compensation”

PAY VERSUS PERFORMANCE
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (TSR)(5) ($)	Net Income (loss)(6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2022	$1,580,639	$1,036,643	$790,203	$584,499	$23.40	$(76,322,000)
2021	$1,523,993	$751,938	$695,337	$329,741	$38.83	$(39,151,000)

(1)

The dollar amounts reported in column (b) are the amounts of total compensation reported for Gail McIntyre (our principal executive officer, or PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)

The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Dr. McIntyre, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. McIntyre during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments set forth below were made to Dr. McIntyre's total compensation for each year to determine the compensation actually paid.

(3)

The dollar amounts reported in column (d) represent the average of the amounts reported for the NEOs as a group (excluding our PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding our PEO) included for purposes of calculating the average amounts in each applicable year are Rudy Howard, Vinay Shah, Reshma Rangwala and Leonard Scott Dove.

(4)

The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments set forth below were made to average total compensation for the NEOs as a group (excluding our PEO) for each year to determine the compensation actually paid, using the same methodology described above in Note (2).

(5)

Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)

The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year. Due to the fact that the Company is not a commercial-stage company, the Company did not have any revenue during the periods presented. Consequently, the Company did not use net income (loss) as a performance measure in its executive compensation program.

The amounts deducted or added in calculating the equity award adjustments are as follows:

	2022	2021
PEO (Gail McIntyre) – SCT TOTALS	$1,580,639	$1,523,993
(Deduct):
Fair value of equity awards granted during the year from the SCT	(776,645)	(824,291)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	352,530	203,793
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(142,992)	(266,097)
Change in fair value of equity awards granted in prior years that vested during the year	23,111	114,540
Equity awards granted in prior years that were forfeited during the year	—	—
Dividends or other earnings paid on equity awards during the year	—	—
Total Equity Award Related Adjustments	(543,996)	(772,055)
CAP TOTALS	$1,036,643	$751,938

	2022	2021
Non-PEO – SCT TOTALS	$790,203	$695,337
(Deduct):
Fair value of equity awards granted during the year from the SCT	(358,720)	(174,850)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	183,221	43,229
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	—	(124,598)
Change in fair value of equity awards granted in prior years that vested during the year	1,712	2,778
Equity awards granted in prior years that were forfeited during the year	(31,917)	(112,155)
Dividends or other earnings paid on equity awards during the year	—	—
Total Equity Award Related Adjustments	(205,704)	(365,596)
CAP TOTALS	$584,499	$329,741

Analysis of the Information Presented in the Pay Versus Performance Table

As described in more detail above in “Executive Compensation–Summary Compensation,” the Company’s executive compensation program reflects a performance-driven compensation philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, those Company measures are not financial performance measures and are therefore not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

Compensation Actually Paid and Net Loss

Because the Company is an early-stage pre-commercial company, we had no revenue, other than collaboration revenue during the periods presented. Consequently, we do not use net income (loss) as a performance measure in our executive compensation program. Moreover, as an early-stage pre-commercial company, we do not believe there is any meaningful relationship between our net loss and compensation actually paid to our NEOs during the periods presented.

Compensation Actually Paid and Cumulative TSR

The chart below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs, on the one hand, to the Company’s cumulative TSR over the two years presented in the table, on the other.

All information provided above under the heading “Pay Versus Performance” will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

PROPOSAL 4: APPROVAL OF ASSIGNMENT FOR BENEFIT OF CREDITORS

SUMMARY

Our Board of Directors has determined that it is in the best interests of the Company and its stockholders to approve, if the Board of Directors deems such assignment to be advisable, a general assignment for the benefit of creditors of substantially all of our assets (the “Assignment”) and is requesting that you vote in favor of the Assignment. The following are some of the questions you may have and answers to those questions.

What transaction is being proposed?

Our Board of Directors proposes that we approve the transfer of substantially all of our assets for the benefit of our creditors (the “Assignment”). A General Assignment for the Benefit of Creditors, such as the Assignment, is a state governed insolvency procedure in which we would transfer all of our right, title, interest in, and custody and control of, our property to a third-party assignee in trust (the “Assignee”). The Assignee will then liquidate the property and distribute the proceeds to our creditors to satisfy our obligations. If any proceeds remain after all of our obligations have been satisfied, which we do not believe will be the case, those remaining proceeds will be distributed to you, the stockholders. On the effective date of the Assignment the Assignee, as a fiduciary, has sole control over our assets and we will no longer control our operations, the liquidation or distribution of assets or the resolution of claims. Because we do not know the final amount which the Assignee will recover from a liquidation of our assets or how the Assignee will resolve our outstanding obligations, we do not know whether any amounts will be available for distribution to you; however, based upon our current outstanding liabilities it is unlikely you will receive any distribution.

Why are we proposing that stockholders approve the Assignment?

As of June 30, 2023, we had a cash and cash equivalents balance of $18.4 million consisting of cash and investments in highly liquid U.S. money market funds. We expect our cash and cash equivalents to be sufficient to sustain operations into the beginning of the fourth quarter of 2023. On August 2, 2023, we announced that the Phase 3 clinical trial of batiraxcept for the treatment of PROC failed to meet its primary endpoint. Based on the Phase 3 clinical data, we have terminated the Phase 3 PROC trial and the PROC program. Our existing cash and cash equivalents will not be sufficient to complete the clinical development and commercialization of batiraxcept for clear cell renal cell cancer (ccRCC) or pancreatic cancer. In order to preserve cash, we have also discontinued the P1b/P2 trials in ccRCC and pancreatic ductal adenocarcinoma and will not continue either the ccRCC or pancreatic programs unless we raise additional capital.

Although we are currently exploring various strategic alternatives, including strategic partners and financing opportunities, it is unlikely that these strategic alternatives will be successful in the next few weeks prior to our cash position getting to the point that we will need to pursue the winding down and dissolution of the Company. To date, we have been unable to secure additional equity, debt or other financing and have been unsuccessful in our efforts to attract a buyer for our business.

Our Board of Directors has a duty to take the actions that it believes will maximize recovery for all stakeholders, including creditors, and has deemed it advisable and in the best interests of the Company to seek stockholder approval to effect the Assignment, if the Board of Directors still deems the Assignment advisable after approval by our stockholders. Our Board of Directors believes that as compared to a filing under federal bankruptcy laws, the Assignment may present the best opportunity for the best recovery for creditors and also may provide an opportunity for future payments to our stockholders, although payments to stockholders are unlikely.

What vote of stockholders is required to approve the Assignment?

Under Section 271(a) of the General Corporation Law of the State of Delaware (“Delaware Law”), a Delaware corporation must obtain stockholder approval, by the holders of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon, before proceeding with a sale of all or substantially all of its property and assets, as contemplated by the Assignment. The Board therefore is seeking stockholder approval of the Assignment in order to comply with Delaware Law. Members of our Board of Directors and Executive Officers, in the aggregate, holding 44.9% of our outstanding shares as of August 3, 2023 have indicated that they will vote in favor of the Assignment.

When will the Assignment be completed?

We anticipate that the Assignment, if effected by the Board of Directors, will occur shortly after the date of the 2023 Annual Meeting. The Board of Directors will also have the right to abandon the Assignment, if it deems that action to be in the best interests of the Company.

What will our business be after completion of the Assignment?

Upon the completion of the Assignment, the Assignee will have sole control over our assets and the Company will no longer control the operation of our business, the liquidation or distribution of assets or the resolution of claims. We intend to seek delisting from the Nasdaq stock market (if we have not already been delisted by Nasdaq prior to that time) and may also seek to terminate our status as a reporting company with the Securities and Exchange Commission when legally permitted. In addition, if Proposal 5 – the dissolution is approved by stockholders, we anticipate that we would dissolve the Company.

Will I receive anything in this transaction?

Based upon information available at this time, we cannot forecast whether any amounts will be available to our stockholders in connection with, or as a result of, the Assignment. In fact, based upon our total liabilities at June 30, 2023 of $45.6 million and our total assets of $25.7 million, we believe it is unlikely that stockholders will receive any distribution. Approximately $30 million of those liabilities are associated with the fair value of warrant liabilities and would never materialize under the contemplated Assignment. However, the Company has incurred other liabilities subsequent to June 30, 2023, and expects that by the time of the 2023 Annual Meeting that liabilities (excluding the warrant liability) would exceed assets.

Do I have appraisal rights in connection with the Assignment?

No. Under Delaware law, holders of our common stock are not entitled to appraisal rights in connection with the Assignment.

Will Aravive continue as a public company?

Upon completion of the Assignment, we expect that we will delist our shares from trading on Nasdaq (if we have not already been delisted by Nasdaq prior to that time). We may also seek to terminate our status as reporting company with the Securities and Exchange Commission when legally permitted. In addition, if Proposal 5 – the dissolution is approved by stockholders, we anticipate that we would dissolve the Company.

TERMS OF TRANSACTION

The Board of Directors proposes that we transfer substantially all of our assets for the benefit of our creditors. The Assignment would be a non-judicial insolvency procedure in which we would transfer all of our right, title, interest in, and custody and control of, our property to an Assignee. The Assignee will then liquidate the property and distribute the proceeds to our creditors to satisfy our obligations. If any proceeds remain after all of our obligations have been satisfied, those remaining proceeds will be distributed to you, the stockholders. Because we do not know the final amount which the Assignee will recover from a liquidation of our assets, we do not know whether any amounts will be available for distribution to you; however, based upon our total liabilities at June 30, 2023 of $45.6 million and our total assets of $25.7 million, we believe it is unlikely that stockholders will receive any distribution. Approximately $30 million of those liabilities are associated with the fair value of warrant liabilities and would never materialize under the contemplated Assignment. However, the Company has incurred other liabilities subsequent to June 30, 2023, and expects that by the time of the 2023 Annual Meeting that liabilities (excluding the warrant liability) would exceed assets.

The Board of Directors will determine the Assignee. Currently we expect that the Assignee will be Sherwood Partners, Inc. (“Sherwood”) or an affiliate thereof. Sherwood specializes in assisting companies with respect to crisis management, turnaround work, financial advisory services and controlled liquidations of companies through assignments for the benefit of creditors. Sherwood has considerable experience in recent years in connection with the wind-down of operations for pharma, biotech, clean energy, internet and other technology companies. Sherwood has acted as Assignee for distressed companies in connection with an assignment for the benefit of creditors on more than three hundred (300) occasions.

In addition, if the Board of Directors determines that the Assignment is no longer in the Company’s best interest, the Board of Directors may direct that the Assignment be abandoned and stockholder approval of the Assignment includes approval of the Board of Directors’ ability to abandon the Assignment. In the event of a determination to abandon the Assignment, we may, among other things, pursue a dissolution of the Company if Proposal 5 – dissolution is approved by the stockholders.

REASONS FOR THE ASSIGNMENT; RECOMMENDATION OF OUR BOARD OF DIRECTORS

The Board of Directors has determined that the Assignment is in the best interest of the stockholders, and it has approved the Assignment. In the course of determining whether the Assignment is in the best interest of the Company, the Board of Directors consulted with our management and considered a number of factors in making its determination, including the following:

●	Our financial projections and our continuing negative cash flow;
●	The overall debts of the Company;
●	The failure of our Phase 3 trial evaluating the safety and efficacy of batiraxcept in platinum-resistant ovarian cancer to meet its primary endpoint;
●	The fact that we only have one product candidate, batiraxcept, under development which is the same product candidate that failed to meet the primary endpoint in the Phase 3 trial evaluating the safety and efficacy of batiraxcept in platinum-resistant ovarian cancer;
●	The estimated cost to continue to develop batiraxcept for the treatment of ccRCC and/or pancreatic cancer;
●	The inability of the Company to continue to fund its existing operations with our current cash flow;
●	The inability of the Company to raise additional capital;
●	The inability of the Company to attract a purchaser willing to acquire the Company or substantially all of its assets;
●	The current level of competition in the drug development and pharmaceutical industry; and
●	General economic conditions.

As of June 30, 2023, we had a cash and cash equivalents balance of $18.4 million consisting of cash and investments in highly liquid U.S. money market funds. We expect our cash and cash equivalents to be sufficient to sustain operations into the beginning of the fourth quarter of 2023. On August 2, 2023, we announced that the Phase 3 clinical trial of batiraxcept for the treatment of PROC failed to meet its primary endpoint. Based on the Phase 3 clinical data, we have terminated the Phase 3 PROC trial and the PROC program. Our existing cash and cash equivalents will not be sufficient to complete the clinical development and commercialization of batiraxcept for clear cell renal cell cancer (ccRCC) or pancreatic cancer. In order to preserve cash, we have also discontinued the P1b/P2 trials in ccRCC and pancreatic ductal adenocarcinoma and will not continue either the ccRCC or pancreatic programs unless we raise additional capital.

Although we are currently exploring various strategic alternatives, including strategic partners and financing opportunities, it is unlikely that these strategic alternatives will be successful in the next few weeks prior to our cash position getting to the point that we will need to pursue the winding down and dissolution of the Company. To date, we have been unable to secure additional equity, debt or other financing and have been unsuccessful in our efforts to attract a buyer for our business.

The Board of Directors believes that as compared to a filing under federal bankruptcy laws, the Assignment may present the best opportunity for the best recovery for creditors and also may provide an opportunity for future payments to our stockholders. The Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Board of Directors conducted an overall analysis of the factors described above.

CONSEQUENCES TO STOCKHOLDERS

As set forth on our balance sheet at June 30, 2023, our liabilities exceed the value of our assets and therefore we believe there will not be any residual value for stockholders. At June 30, 2023, our total liabilities were $45.6 million and our total assets were $25.7 million. Approximately $30 million of those liabilities are associated with the fair value of warrant liabilities and would never materialize under the contemplated Assignment. However, the Company has incurred other liabilities subsequent to June 30, 2023, and expects that by the time of the 2023 Annual Meeting that liabilities (excluding the warrant liability) would exceed assets. Based upon information available at this time, it is unlikely that stockholders will receive any cash, stock or other property in connection with, or as a result of, the Assignment. Upon completion of the Assignment, we intend to delist our shares from trading on Nasdaq (if we have not already been delisted by Nasdaq prior to that time). We may also seek to terminate our status as reporting company with the Securities and Exchange Commission when legally permitted. As a result, we expect that the Company's stockholders will have no readily available means to dispose of their shares following the Assignment. In addition, if Proposal 5 – the dissolution is approved by stockholders, we anticipate that we would dissolve the Company.

INTEREST OF CERTAIN PERSONS IN THE ASSIGNMENT

The members of the Board of Directors and Executive Officers who own 26,865,750 shares of our common stock as of August 3, 2023, representing 44.9% of the voting stock, including a majority of the members of the Board of Directors, has voted in favor of submitting the Assignment to a vote of stockholders. If the stockholders approve the Assignment and the Board of Directors effects the Assignment, upon the appointment of the Assignee one or more members of the Board of Directors may resign as directors of the Company.

Certain of the Company’s executive officers and directors may have financial interests in the Assignment that may be different from, or in addition to, the interests of the Company’s stockholders generally. In particular:

•

Prior to effecting the Assignment, the Company will pay certain of its officers, directors, service providers and agents, or any of them, compensation for services rendered in connection with the implementation of the Assignment. In addition, Dr. McIntyre and Mr. Howard each have offer letters that provide them with severance in the event they are terminated without cause.

•

The Company’s directors and officers may be entitled to indemnification and insurance coverage from the Company. The Company will also continue to indemnify its officers, directors, employees, independent contractors and agents to the maximum extent specified under existing agreements and in accordance with applicable law, the Company’s certificate of incorporation and bylaws and any contractual arrangements, for actions taken in connection with the implementation of the Assignment. The Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to satisfy such indemnification obligations, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

Dr. McIntyre’s Offer Letter provides that if we terminate her employment for any reason other than Cause or Permanent Disability (as defined in the Offer Letter), and not in connection with a change in control, if she (i) executes and does not revoke a release of claims within 60 days following the date of termination of employment with us and (ii) returns all of our property in her possession she will be entitled to (a) twelve months of salary continuation payments, (b) if she timely elects to continue her health insurance coverage under COBRA, we will pay a portion of her monthly COBRA premiums (at the same rate that we pay for active employees) for up to twelve months following the date she terminates employment with us, (c) 12 months accelerated vesting of stock options and RSUs awarded to her and (d) up to 9 months post-termination to exercise any vested shares subject to such option. Mr. Howard’s Offer Letter provides that if he is terminated for any reason other than Cause or Permanent Disability and not in connection with a Change in Control (each as defined in the Howard Offer Letter), Mr. Howard will be eligible for certain severance benefits, including the following: (i) up to 12 months of base salary continuation; (ii) reimbursement of COBRA coverage; (iii) 12 months accelerated vesting of the stock options award to Mr. Howard and (iv) up to 12 months post-termination to exercise any vested shares subject to such stock options.

DISSENTER'S RIGHT OF APPRAISAL

Under Delaware law, the Company’s stockholders are not entitled to appraisal rights in connection with the Assignment.

CERTAIN MATERIAL FEDERAL TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences of the Assignment that will be generally applicable to the Company’s stockholders if the stockholders approve the Assignment. This discussion is included for general information purposes only and is not intended to be, and is not, legal or tax advice to any particular stockholder. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter or modify the statements and conclusions set forth below. No rulings from the Internal Revenue Service (the "IRS") or opinions of counsel have been or will be requested concerning the U.S. federal income tax consequences of the Assignment. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, or who may be subject to special rules under the U.S. federal income tax laws, including, without limitation, mutual funds, retirement plans, brokers or dealers in securities, traders who mark to market, financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, foreign persons, entities treated as partnerships for income tax purposes, stockholders who acquired their Company common stock through stock option or stock purchase programs or in other compensatory transactions, holders of options or warrants or stockholders who acquired their shares by exercising options or warrants, stockholders who are accrual-method taxpayers required to conform the timing of recognition of income to an “applicable financial statement” under Section 451(b) of the Code, stockholders who are subject to alternative minimum tax, stockholders who hold their Company common stock as part of an integrated investment, including a straddle, comprising shares of Company common stock and one or more other positions, or stockholders who have entered into a constructive sale of Company common stock under the Code. This discussion assumes that stockholders hold their stock as capital assets within the meaning of Section 1221 of the Code. In addition, the discussion does not address any aspect of federal non-income, state, local or non-U.S. taxation that may be applicable to a particular stockholder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in such a partnership will generally depend on the status and activities of the partnership. Holders of our common stock that are partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the Assignment.

For the avoidance of doubt, this summary applies to you only if you are a U.S. stockholder. You are a U.S. stockholder if, for U.S. federal income tax purposes, you are a stockholder that is:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE STOCKHOLDER'S PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES AND OTHER TAX CONSEQUENCES TO THE STOCKHOLDER OF THE ASSIGNMENT, INCLUDING ANY FEDERAL NON-INCOME, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY CHANGES IN SUCH LAWS.

Worthless Stock. Under U.S. federal income tax law, if stock becomes worthless, the resulting loss is treated as a loss from the sale or exchange of a capital asset on the last day of the tax year during which the stock first becomes worthless. Stock is generally treated as worthless if there is no current liquidating value, no reasonable hope and expectation that the stock will become valuable at some future time and there is an identifiable event establishing the worthlessness of the stock.

Upon completion of the Assignment, the Company expects that its shares will be delisted from trading on Nasdaq. If the stockholders do not receive any liquidating distributions, it is likely that the Assignment will be the identifiable event that establishes the worthlessness of the stock of the Company, and that each stockholder should recognize a capital loss equal to the stockholder's adjusted tax basis in the stockholder's shares. For purposes of determining a stockholder's holding period in the Company's stock, and whether the capital loss is a long-term or a short-term capital loss, a stockholder's holding period should be determined as if the stock were sold on the last day of the stockholder's taxable year (December 31 for individual stockholders).

If certain requirements of Section 1244 of the Code are met, an individual or partnership stockholder may be able to claim an ordinary loss as a result of the Assignment and stock worthlessness rather than a capital loss with respect to such stockholder's Company common stock. Among these requirements are that such Company stock was purchased by the stockholder for cash or other property before the Company received aggregate contributions of money or other property for its stock, as a contribution to capital and as paid-in surplus, of $1,000,000. Other requirements include, for example, the requirement that the Company, during the Company's most recent five taxable years, has derived more than fifty percent of its aggregate gross receipts from sources other than royalties, rents, dividends, interest, annuities and sales or exchanges of stock or securities). Amounts treated as an ordinary loss under these rules, if any, are limited to $100,000 in the case of a husband and wife filing a joint income tax return and $50,000 in all other cases. Stockholders who believe that these rules may apply to them are strongly urged to consult with their tax advisors regarding the potential applicability of Section 1244 of the Code to a loss resulting from the Assignment and stock worthlessness.

Potential Subsequent Liquidation.     If there is a subsequent liquidating distribution in the same tax year as the Assignment, amounts received by stockholders in complete liquidation of Company should be treated as payments made in exchange for their common stock. In general, each Company stockholder should recognize capital gain or loss equal to the difference between the amount of consideration received by such Company stockholder and the Company stockholder's adjusted tax basis in the shares of Company stock surrendered.

If a liquidating distribution is received in a year subsequent to the Assignment and if a stockholder has treated the Assignment and other events as establishing worthlessness, then the stockholder should consider filing an amended return to undo the effect of the worthless stock loss and report a gain or loss solely with respect to the subsequent year's liquidating distribution.

Gain or loss should be determined separately for each block of shares, with a "block" consisting of shares acquired at the same cost in a single transaction. That gain or loss will be long-term capital gain or loss, provided the shares are held for investment and the stockholder's holding period for such shares is more than one year. For non-corporate Company stockholders, long-term capital gains are generally subject to a maximum federal income tax rate of 20% and short-term capital gains are subject to tax at ordinary income tax rates. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder's ordinary income only up to a maximum annual amount of $3,000. A non-corporate stockholder may not carry back capital losses, but such losses may be carried forward to subsequent tax years. All net capital gains for a corporate stockholder are subject to tax at regular corporate tax rates. Although a corporate stockholder can generally deduct capital losses only to the extent of capital gains, any unused capital losses of a corporate stockholder may generally be carried back three years and forward five years.

Backup Withholding if there are Liquidating Distributions.     Federal income tax laws require that, to avoid backup withholding with respect to "reportable payments"(currently at a rate of 24%), each Company stockholder must (a) provide the Company with such stockholder's correct taxpayer identification number ("TIN") on Form W-9 and certify as to no loss of exemption from backup withholding, or (b) establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and W-8IMY) or Form W-9, as applicable. Exempt stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements. If withholding is made and results in an overpayment of taxes, a refund may be obtained. Reportable payments, if any, made to stockholders pursuant to a liquidation of the Company will be reported by the Company to the IRS to the extent required by law.

The tax consequences of the Assignment may vary depending upon the particular circumstances of the stockholder. The Company recommends that each stockholder consult his, her or its own tax advisor regarding the U.S. federal income tax consequences of the Assignment as well as the federal non-income, state, local and non-U.S. tax consequences.

VOTE REQUIRED

Approval of the Assignment requires approval by the holders of a majority of the voting power of all outstanding shares of Aravive.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ASSIGNMENT.

PROPOSAL 5: APPROVAL OF PLAN OF DISSOLUTION

SUMMARY

Our Board of Directors has determined that it is in the best interests of the Company and its stockholders to approve a voluntary dissolution and liquidation of the Company (the “Dissolution”) pursuant to a plan of dissolution in the form attached to this proxy statement as Appendix A (the “Plan of Dissolution”) if the Board of Directors deems such action to be advisable and is requesting that you vote in favor of Dissolution. The following are some of the questions you may have and answers to those questions.

What transaction is being proposed?

Our Board of Directors proposes that we approve the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution. Delaware Law provides that a corporation may dissolve upon the recommendation of its board of directors, followed by the approval of its stockholders. At the 2023 Annual Meeting, you will be asked to consider and vote upon the Dissolution Proposal. The Company encourages you to read the Plan of Dissolution in its entirety.

If the Dissolution, including the Plan of Dissolution, is approved by the Company’s stockholders, and the Board of Directors determines that the voluntary dissolution and liquidation of the Company is still in the best interests of the stockholders, the Company will file a Certificate of Dissolution with the Delaware Secretary of State dissolving the Company. Pursuant to Delaware Law, the Company will continue to exist for three years after its dissolution or for such longer period as the Delaware Court of Chancery shall direct, or as may be required to resolve any pending litigation matters, for the purpose of prosecuting and defending suits against the Company and enabling the Company gradually to close its business, to dispose of its property, to discharge its liabilities and to distribute any remaining assets to its stockholders. The proportionate interests of all of the Company’s stockholders will be fixed on the basis of their respective stock holdings at the close of business on the day the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective (the “Final Record Date”). The Company intends to discontinue recording transfers of shares of its common stock on the Final Record Date, and thereafter certificates representing shares of the Company’s common stock will not be assignable or transferable on the Company’s books except by will, intestate succession or operation of law. After the Final Record Date, any distributions made by the Company will be made solely to the stockholders of record as of the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on the Company’s books as a result of any assignments by will, intestate succession or operation of law. If this proposal is approved, the Company would anticipate pursuing a dissolution whether or not Proposal 4 – the Assignment is approved by stockholders and ultimately implemented by the Company; however, approval by stockholders of Proposal 5-the Dissolution shall include authorization for the Board of Directors to abandon such dissolution.

Because we do not know the final amount which the Company will recover from a sale of the Company’s assets and the Company’s liquidation and wind up or how outstanding obligations will be resolved, we do not know whether any amounts will be available for distribution to you in connection with the Dissolution, however, based upon our current outstanding liabilities it is unlikely you will receive any distribution.

Summary of the Plan of Dissolution and Dissolution Process

In connection with the Dissolution, the Company is required by Delaware law to pay or provide for payment of all of its liabilities and obligations, including making reasonable provision for the payment of contingent obligations. After filing a Certificate of Dissolution with the Delaware Secretary of State, the Company shall not engage in any business activities except for the purpose of winding up and liquidating its business and affairs, including, but not limited to:

●	prosecuting and defending suits, whether civil, criminal or administrative, by or against the Company;

●	converting the Company’s assets into cash or cash equivalents;

●	discharging or making provision for discharging the Company’s liabilities;

●	withdrawing from all jurisdictions in which the Company is qualified to do business;

●	distributing the Company’s remaining property, if any, among its stockholders according to their interests; and

●	doing every other act necessary to wind up and liquidate the Company’s business and affairs, but not for the purpose of continuing the business for which the Company was organized.

Delaware law provides that, following the approval of the Dissolution, including the Plan of Dissolution, by the Company’s stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of the Company and the winding up of its operations and affairs.

The Company cannot predict with certainty the amount of any liquidating distributions to its stockholders and based upon our total liabilities at June 30, 2023 of $45.6 million and our total assets of $25.7 million, we believe it is unlikely that stockholders will receive any distribution. Approximately $30 million of those liabilities are associated with the fair value of warrant liabilities and would never materialize under the contemplated Assignment. However, the Company has incurred other liabilities subsequent to June 30, 2023, and expects that by the time of the 2023 Annual Meeting that liabilities (excluding the warrant liability) would exceed assets.

Any liquidating distributions from the Company, which is unlikely, will be made to stockholders according to their holdings of common stock as of the Final Record Date. Any such distributions to stockholders will be in complete redemption and cancellation of all of the outstanding shares of the Company’s capital stock.

The Company may, at any time, choose to implement the Plan of Dissolution through a liquidating trust, which, if adopted, would succeed to all of the Company’s assets, liabilities and obligations. The Board of Directors may appoint one or more of its members, one or more of the Company’s officers or employees, or a third party to act as trustee or trustees of such liquidating trust. If all of the Company’s assets are not distributed within three years after the date the Company’s dissolution and a judicial extension of this deadline has not been sought or received, the Company expects to transfer its remaining assets to a liquidating trust at such time.

During the liquidation of the Company’s assets, the Company will pay certain of its officers, directors, employees, independent contractors and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan of Dissolution. See the section of this proxy statement captioned “Interests of Certain Persons in the Dissolution.” Such compensation is not expected to be materially different from the compensation that would be paid to an outside party for similar services. The Company’s directors and officers may be entitled to indemnification and insurance coverage from the Company. The Company will also continue to indemnify its officers, directors, employees, independent contractors and agents to the maximum extent specified under existing agreements and in accordance with applicable law, the Company’s certificate of incorporation and bylaws and any contractual arrangements, for actions taken in connection with the implementation of the Plan of Dissolution.

Why are we proposing that stockholders approve the Dissolution?

As of June 30, 2023, we had a cash and cash equivalents balance of $18.4 million consisting of cash and investments in highly liquid U.S. money market funds. On August 2, 2023, we announced that the Phase 3 clinical trial of batiraxcept for the treatment of PROC failed to meet its primary endpoint. Based on the Phase 3 clinical data, we have terminated the Phase 3 PROC trial and the PROC program. Our existing cash and cash equivalents will not be sufficient to complete the clinical development and commercialization of batiraxcept for clear cell renal cell cancer (ccRCC) or pancreatic cancer. In order to preserve cash, we have also discontinued the P1b/P2 trials in ccRCC and pancreatic ductal adenocarcinoma and will not continue either the ccRCC or pancreatic programs unless we raise additional capital.

Although we are currently exploring various strategic alternatives, including strategic partners and financing opportunities, it is unlikely that these strategic alternatives will be successful in the next few weeks prior to our cash position getting to the point that we will need to pursue the winding down and dissolution of the Company. To date, we have been unable to secure additional equity, debt or other financing and have been unsuccessful in our efforts to attract a buyer for our business.

Our Board of Directors has a duty to take the actions that it believes will result in the best recovery for our creditors and has deemed it advisable and in the best interests of the Company to seek stockholder approval to effect the voluntary dissolution and liquidation of the Company if the Board of Directors deems the Dissolution advisable. Our Board believes that as compared to a filing under federal bankruptcy laws, the Dissolution may present the best opportunity for the best recovery for creditors and also may provide an opportunity for future payments to our stockholders, although payments to stockholders are unlikely. We anticipate pursuing a dissolution whether or not Proposal 4 – the Assignment is approved and implemented to orderly wind up the Company’s affairs.

What vote of stockholders is required to approve the Dissolution?

Approval of the Dissolution requires approval by the holders of a majority of the voting power of all outstanding shares of the Company. Members of our Board of Directors and Executive Officers holding, in the aggregate, 44.9% of our outstanding shares as of August 3, 2023, which includes a majority of the members of the Board of Directors, have indicated that they will vote in favor of the Dissolution.

When will the Dissolution be completed?

We anticipate that the Dissolution, if the Board of Directors determines to proceed with the Dissolution, will be completed shortly after the date of the 2023 Annual Meeting.

What will our business be after completion of the Dissolution?

Upon the completion of the Dissolution, the Company will cease all business activities except those relating to winding up and liquidating its business and affairs. We will seek delisting from the Nasdaq stock market (if we have not already been delisted by Nasdaq prior to that time) and will terminate our status as a reporting company with the Securities and Exchange Commission.

Will I receive anything in this transaction?

Based upon information available at this time, we cannot forecast whether any amounts will be available to our stockholders in connection with, or as a result of, the Dissolution, however, based upon our current outstanding liabilities, it is unlikely you will receive any distribution.

Do I have appraisal rights in connection with the Dissolution?

No. Under Delaware law, holders of our common stock are not entitled to appraisal rights in connection with the Dissolution.

Will the Company continue as a public company?

Upon completion of the Dissolution, we will delist our shares from trading on Nasdaq (if we have not already been delisted by Nasdaq prior to that time) and terminate our status as reporting company with the Securities and Exchange Commission.

REASONS FOR THE DISSOLUTION; RECOMMENDATION OF OUR BOARD OF DIRECTORS

The Board of Directors has determined that the Dissolution is in the best interest of the stockholders, and it has approved the Dissolution. In the course of determining whether the Dissolution is in the best interest of the Company, the Board of Directors consulted with our management and considered a number of factors in making its determination, including the following:

●	Our financial projections and our continuing negative cash flow;
●	The overall debts of the Company;
●	The failure of our Phase 3 trial evaluating the safety and efficacy of batiraxcept in platinum-resistant ovarian cancer to meet its primary endpoint;
●	The fact that we only have one product candidate, batiraxcept, under development which is the same product candidate that failed to meet the primary endpoint in the Phase 3 trial evaluating the safety and efficacy of batiraxcept in platinum-resistant ovarian cancer;
●	The estimated cost to continue to develop batiraxcept for the treatment of ccRCC or pancreatic cancer;
●	The inability of the Company to continue to fund its existing operations with our current cash flow;
●	The inability of the Company to raise additional capital;
●	The inability of the Company to attract a purchaser willing to acquire the Company or substantially all of its assets;
●	The current level of competition in the drug development and pharmaceutical industry; and
●	General economic conditions.

Additionally, after seeking potential funding sources and other ways to continue to operate our business, we have been unable to find a viable alternative to the Dissolution. The Board of Directors believes that as compared to a filing under federal bankruptcy laws, the Dissolution may present the best opportunity for the best recovery for creditors and also may provide an opportunity for future payments to our stockholders. The Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Board of Directors conducted an overall analysis of the factors described above.

CONSEQUENCES TO STOCKHOLDERS

At June 30, 2023, our total liabilities were $45.6 million and our total assets were $25.7 million. Approximately $30 million of those liabilities are associated with the fair value of warrant liabilities and would never materialize under the contemplated Assignment. However, the Company has incurred other liabilities subsequent to June 30, 2023, and expects that by the time of the 2023 Annual Meeting that liabilities (excluding the warrant liability) would exceed assets. Based upon information available at this time, it is unlikely that stockholders will receive any cash, stock or other property in connection with, or as a result of, the Dissolution. Upon completion of the Dissolution, we intend to delist our shares from trading on Nasdaq (if we have not already been delisted by Nasdaq prior to that time) and terminate our status as reporting company with the Securities and Exchange Commission.

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date. As a result, we expect that the Company's stockholders will have no readily available means to dispose of their shares following the Dissolution.

INTEREST OF CERTAIN PERSONS IN THE DISSOLUTION

Members of the Board of Directors and Executive Officers owning 26,865,750 shares of our common stock as of August 3, 2023, representing 44.9% of the voting stock, which includes a majority of the members of the Board of Directors, has voted in favor of submitting the Dissolution to a vote of stockholders.

Certain of the Company’s executive officers and directors may have financial interests in the Dissolution that may be different from, or in addition to, the interests of the Company’s stockholders generally. In particular:

•

Prior to effecting the Dissolution, the Company will pay certain of its officers, directors, service providers and agents, or any of them, compensation for services rendered in connection with the implementation of the Dissolution. In addition, Dr. McIntyre and
Mr. Howard each have offer letters that provide them with severance in the event they are terminated without cause.

●

The Company’s directors and officers may be entitled to indemnification and insurance coverage from the Company. The Company will also continue to indemnify its officers, directors, employees, independent contractors and agents to the maximum extent specified under existing agreements and in accordance with applicable law, the Company’s certificate of incorporation and bylaws and any contractual arrangements, for actions taken in connection with the implementation of the Dissolution. The Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to satisfy such indemnification obligations, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

Dr. McIntyre’s Offer Letter provides that if we terminate her employment for any reason other than Cause or Permanent Disability (as defined in the Offer Letter), and not in connection with a change in control, if she (i) executes and does not revoke a release of claims within 60 days following the date of termination of employment with us and (ii) returns all of our property in her possession she will be entitled to (a) twelve months of salary continuation payments, (b) if she timely elects to continue her health insurance coverage under COBRA, we will pay a portion of her monthly COBRA premiums (at the same rate that we pay for active employees) for up to twelve months following the date she terminates employment with us, (c) 12 months accelerated vesting of stock options and RSUs awarded to her and (d) up to 9 months post-termination to exercise any vested shares subject to such option. Mr. Howard’s Offer Letter provides that if he is terminated for any reason other than Cause or Permanent Disability and not in connection with a Change in Control (each as defined in the Howard Offer Letter), Mr. Howard will be eligible for certain severance benefits, including the following: (i) up to 12 months of base salary continuation; (ii) reimbursement of COBRA coverage; (iii) 12 months accelerated vesting of the stock options award to Mr. Howard and (iv) up to 12 months post-termination to exercise any vested shares subject to such stock options.

DISSENTER'S RIGHT OF APPRAISAL

Under Delaware law, the Company’s stockholders are not entitled to appraisal rights in connection with the Dissolution.

CONDUCT OF ARAVIVE FOLLOWING THE APPROVAL OF THE PLAN OF DISSOLUTION

This section of the proxy statement describes material aspects of the proposed Plan of Dissolution and the steps the Company and the Board of Directors expect to take pursuant thereto. While the Company believes that this description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the section captioned “Summary of the Plan of Dissolution and Dissolution Process” and the Plan of Dissolution attached as Appendix A to this proxy statement, and the other documents delivered with this proxy statement for a more complete understanding of the Plan of Dissolution.

Approval of Plan of Dissolution

To become effective, the Dissolution, including the Plan of Dissolution, must be approved by the affirmative vote of holders of a majority of the voting power of the outstanding shares of capital stock of the Company. The approval of the Dissolution by the requisite vote of the holders of the Company’s common stock will constitute adoption of the Plan of Dissolution and a grant of full and complete authority for the Board of Directors and officers, without further stockholder action, to proceed with the Dissolution in accordance with any applicable provision of the Delaware Law, including the authority to dispose of all of the Company’s remaining non-cash assets. In addition, if the Board of Directors determines that the Dissolution is not in the Company’s best interest, the Board of Directors may direct that the Dissolution be abandoned and approval of the Dissolution includes approval of the Board of Directors’ ability to abandon the Dissolution.

Dissolution and Liquidation

If the Dissolution is approved by the requisite vote of Company’s stockholders, the steps set forth below may be completed at such times as the Board of Directors, in its discretion and in accordance with Delaware Law, deems necessary, appropriate or advisable in the Company’s best interests and the best interests of the Company’s stockholders:

•	the filing of a Certificate of Dissolution with the Delaware Secretary of State;

•

the cessation of all of the Company’s business activities except those relating to winding up and liquidating its business and affairs, including, but not limited to, prosecuting and defending suits by or against the Company;

•	the collection, sale, exchange or other disposition of all or substantially all of the Company’s non-cash property and assets, if any, in one transaction or in several transactions;

•

the defense, resolution and/or settlement of any litigation against the Company, and the making of reasonable provision to pay insurance retentions and legal fees in connection with any such lawsuit or claim;

•	the payment of or the making of reasonable provision to pay all known claims and obligations, including all contingent, conditional or un-matured contractual claims known to the Company;

•

the making of such provision as will be reasonably likely to be sufficient to satisfy any claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or become known to the Company within ten years after the date of dissolution;

•	the setting aside of a reserve consisting of cash and/or property to satisfy such claims and contingent obligations;

•	the payment of any liquidating distribution to the Company’s stockholders of record, determined as of the Final Record Date;

•

the pro rata distribution to the Company’s stockholders, if any, or the transfer to one or more liquidating trustees for the benefit of the Company’s stockholders under a liquidating trust, of the remaining assets of the Company after payment or provision for payment of claims against and obligations of the Company: and

•	the taking of any and all other actions permitted or required by Delaware law and any other applicable laws and regulations.

The Board of Directors may, to the fullest extent permitted by law, amend the Plan of Dissolution without further stockholder approval if it determines that such amendment is in the best interest of the Company. In addition, if the Board of Directors determines that the Dissolution is not in Company’s best interest, the Board of Directors may direct that the Plan of Dissolution, and therefore the dissolution of the Company, be abandoned.

Liquidating Distributions

Delaware law requires that, prior to making any liquidating distribution to stockholders, the Company pay or provide for payment of all of its liabilities and obligations, including contingent liabilities. In determining whether adequate provision is being made for any outstanding liabilities or wind down costs, the Board of Directors may consider a variety of factors.

Uncertainties as to the amount of liabilities make it impossible to predict precisely the aggregate amount that will ultimately be available for distribution, if anything, to the stockholders. We will continue to incur claims, liabilities and expenses (including operating costs, directors’ and officers’ insurance, legal, accounting and consulting fees and miscellaneous expenses) following the approval of the Dissolution pursuant to the Plan of Dissolution. These claims, liabilities and expenses will reduce the amount of cash and assets available for ultimate distribution to our stockholders.

We cannot predict with certainty the amount of any liquidating distributions to our stockholders or whether we will be able to make liquidating distributions at all, and based upon our total liabilities at June 30, 2023 of $45.6 million and our total assets of $25.7 million, we believe it is unlikely that stockholders will receive any distribution. Approximately $30 million of those liabilities are associated with the fair value of warrant liabilities and would never materialize under the contemplated Assignment. However, the Company has incurred other liabilities subsequent to June 30, 2023, and expects that by the time of the 2023 Annual Meeting that liabilities (excluding the warrant liability) would exceed assets.

The Final Record Date will be the close of business on the date that the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective. We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date.

Liquidating distributions from us or a liquidating trust, if any or as a result of the Assignment, on or after the Final Record Date, if any, will be made to stockholders of record as of the Final Record Date according to their holdings of common stock as of the Final Record Date. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Sale of Aravive’s Remaining Assets

The Plan of Dissolution does not specify the manner in which the Company may sell its assets. Such sales could take the form of sales of individual assets, sales of groups of assets organized by type of asset or otherwise, a single sale of all or substantially all of the Company’s assets, or some other form of sale. The assets may be sold to one or more purchasers in one or more transactions over a period of time. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. The Company does not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law, or selling any additional assets in the future.

Liabilities

Under Delaware Law, we are required, in connection with the Dissolution, to pay or make reasonable provision for payment of our liabilities and obligations. The Company will pay all of its expenses (including operating and wind-up expenses to be incurred throughout the dissolution and wind-up process) and other known, non-contingent liabilities. The Company has used and anticipates continuing to use cash until the end of the three-year period following the effective date of the filing of the Certificate of Dissolution for a number of items, including, but not limited to, the following:

●	ongoing operating expenses;
●	expenses, including retention amounts, incurred in connection with extending the Company’s directors’ and officers’ insurance coverage;
●	expenses incurred in connection with the Dissolution;
●	taxes imposed upon the Company and any of its assets; and
●	professional, legal, consulting and accounting fees.

As the Company does not anticipate any distributions to the stockholders, the Company expects that all assets will be used to satisfy the Company’s current known, unknown, contingent and/or conditional claims and liabilities. We may also take other steps to provide for the satisfaction of the reasonably estimated amount of such claims and liabilities, including acquiring insurance coverage with respect to certain claims and liabilities.

Indemnification and Insurance

In connection with the dissolution and liquidation of the Company pursuant to the Plan of Dissolution, the Company will continue to indemnify its directors and officers to the maximum extent permitted in accordance with applicable law, the Company’s certificate of incorporation and bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of the Company’s business and affairs. The Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to satisfy such indemnification obligations, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

Other than as set forth above including the Section titled “Interest Of Certain Persons In the Dissolution”, it is not currently anticipated that the Dissolution will result in any material benefit to any of the Company’s executive officers or directors.

Certain Material U.S. Federal Income Tax Consequences of the Plan of Dissolution

The following is a summary of certain material U.S. federal income tax consequences of the Plan of Dissolution that will generally be applicable to the Company’s stockholders if the stockholders approve the Plan of Dissolution. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular stockholder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter or modify the statements and conclusions set forth below. No rulings from the IRS or opinions of counsel have been or will be requested concerning the U.S. federal income tax consequences of the Plan of Dissolution. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular stockholder in light of such stockholder’s particular circumstances, or who may be subject to special rules under the U.S. federal income tax laws, including, without limitation, mutual funds, retirement plans, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, brokers or dealers in securities, traders who mark to market, stockholders who hold their shares as part of a straddle, hedge or conversion transaction, stockholders who hold shares as “qualified small business stock” under Section 1202 of the Code or “section 1244 stock” under Section 1244 of the Code, and stockholders that hold shares through a partnership or other pass-through entity. Furthermore, this discussion does not apply to holders of options or warrants or stockholders who acquired their shares by exercising options or warrants, nor does it apply to stockholders who received their shares in connection with the performance of services. This discussion assumes that stockholders hold their stock as capital assets within the meaning of Section 1221 of the Code and that a stockholder did not treat their stock as worthless within the meaning of Section 165(g) of the Code prior to adoption of the Plan of Dissolution. In addition, the discussion does not address any aspect of federal non-income, state, local or non-U.S. taxation that may be applicable to a particular stockholder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in such a partnership will generally depend on the status and activities of the partnership. Holders of our common stock that are partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the Plan of Dissolution.

For purposes of this summary, you are a U.S. stockholder if, for U.S. federal income tax purposes, you are a stockholder that is:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

EACH ARAVIVE STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO SUCH STOCKHOLDER AS A RESULT OF THE PLAN OF DISSOLUTION, AND ANY FEDERAL NON-INCOME, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES RELEVANT TO SUCH STOCKHOLDER AS A RESULT OF THE DISSOLUTION.

U.S. Federal Income Taxation of the Company

If the Company distributes any property other than cash in a liquidating distribution to its stockholders, the Company will recognize gain or loss as if such property were sold to the stockholders at its fair market value. Accordingly, the Company may be subject to U.S. federal income tax on a distribution of its property (other than cash), which may reduce the amount of cash available to distribute to its stockholders. If any property distributed by the Company is subject to a liability or if a stockholder assumes a liability of the Company in connection with the distribution of property, the fair market value of such distributed property shall be treated as not less than the amount of such liability. The IRS may challenge the Company’s valuation of any distributed property. As a result of such a challenge, the amount of gain or loss recognized by the Company on the distribution might change.

U.S. Federal Income Taxation of U.S. Stockholders

Assuming the Company’s stockholders approve the Plan of Dissolution, amounts received by U.S. Stockholders pursuant to the Dissolution will be treated as full payment in exchange for their shares of the Company’s common stock. As a result of the Dissolution, a U.S. stockholder generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of any other property distributed to the stockholder with respect to each share (including distributions to any liquidating trust, as discussed below), less any liabilities assumed by the stockholder or to which the distributed property is subject, and (ii) the stockholder’s adjusted tax basis in the shares of the Company’s common stock. If a U.S.stockholder owns shares acquired at different times or for different prices, gain or loss is calculated separately for each such block of shares.

Liquidating distributions are first applied against, and reduce, the U.S. stockholder’s adjusted tax basis in its shares, or block of shares, of the Company’s common stock before recognizing any gain or loss. If the Company makes more than one liquidating distribution, a U.S. stockholder will recognize gain to the extent the aggregate liquidating distributions (including a constructive distribution in the case of a transfer of assets to a liquidating trust or trusts) allocated to a share, or block of shares, of the Company’s common stock exceed the stockholder’s adjusted tax basis with respect to that share or block of shares. Any loss will generally be recognized only when the final distribution from the Company has been received, and then only if the aggregate value of all liquidating distributions (including a constructive distribution in the case of a transfer of assets to a liquidating trust or trusts) with respect to a share or block of shares is less than the U.S. stockholder’s tax basis for that share or block of shares. Gain or loss recognized by a U.S. stockholder will be long-term capital gain or loss if the shares have been held for more than one year. Certain U.S. stockholders, including individuals, may qualify for preferential tax rates on long-term capital gains. The deductibility of capital losses is subject to certain limitations. For a discussion of the U.S. federal income tax treatment of gain or loss from a liquidating distribution received by foreign stockholders, see “Non-U.S. Stockholders” below.

If the Company makes a distribution of property other than cash to its stockholders, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. After the close of the Company’s taxable year during which a liquidating distribution was made, the Company will provide stockholders and the IRS with a statement of the amount of cash distributed to the Company’s stockholders and the Company’s best estimate as to the value of any property distributed during that year. There is no assurance that the IRS will not challenge the Company’s valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might change. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received. If the Company opts to use a trust, the timing of distributions to stockholders will be as described below under the section of this proxy statement captioned “Liquidating Trusts.”

If a stockholder is required to satisfy any liability not fully covered by the Company’s reserve (see the section of this proxy statement captioned “Contingent Liabilities; Reserves”), payments by stockholders in satisfaction of such liabilities would generally result in a capital loss in the year paid, which, in the hands of individual stockholders, cannot be carried back to prior years to offset capital gains realized from a liquidating distribution in those years.

If the Company’s stockholders do not approve the Plan of Dissolution, any distributions received by the stockholders will be treated as a non-liquidating distribution. Such distribution will be taxable to U.S. stockholders as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends paid to non-corporate U.S. stockholders are generally taxed at long-term capital gains rates provided certain holding periods are met. Non-liquidating distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a stockholder’s basis in shares of the Company’s common stock and thereafter as either long-term or short-term capital gain, depending on the stockholder’s holding period for such shares of common stock.

Non-U.S. Stockholders

For purposes of this paragraph, a “non-U.S. stockholder” is a stockholder that is not a U.S. stockholder and is not a partnership. Distributions made pursuant to the Plan of Dissolution to a non-U.S. stockholder will be treated as received by the non-U.S. stockholder in exchange for the non-U.S. stockholder’s shares of the Company’s common stock. The amount of any such distribution allocable to a block of shares of the Company’s common stock owned by the non-U.S. stockholder will reduce the non-U.S. stockholder’s tax basis in such shares, but not below zero. Any excess amount allocable to such shares will be treated as capital gain. A non-U.S. stockholder will not be subject to U.S. federal income tax on any such gain unless:

•

the gain is effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. stockholder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	The Company’s common stock constitutes a U.S. real property interest by reason of the Company’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. stockholder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. stockholder (even though the individual is not considered a resident of the United States), provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. The Company does not believe it is or has been a USRPHC during the applicable period. Because the determination of whether the Company is a USRPHC depends on the relative fair market values of its assets, there can be no assurance it currently is not a USRPHC or will not become one in the future. If the Company is or were to become a USRPHC, non-U.S. stockholders generally would be subject to U.S. federal income tax on gain arising from the liquidating distributions in the same manner as if such non-U.S. stockholder were a United States person as defined in the Code, and a 15% withholding tax would apply to the gross proceeds from the disposition of the Company’s common stock by non-U.S. stockholders.

If the Company’s stockholders do not approve the Plan of Dissolution, any distributions will be taxable as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends received by non-U.S. stockholders may be subject to U.S. withholding tax at a rate of 30% or such lower rate as is established under an applicable treaty. Non-liquidating distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of (and in reduction of) a stockholder’s basis in shares of the Company’s common stock and thereafter as either long-term or short-term capital gain, depending on the stockholder’s holding period for such shares of common stock.

Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt of liquidating distributions from the Company.

Backup Withholding

In order to avoid “backup withholding” of U.S. federal income tax on payments to the Company’s U.S. stockholders, each U.S. stockholder must, unless an exception applies, provide such stockholder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (or, if applicable, another withholding form) and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. If a U.S. stockholder fails to provide the correct TIN or certification, payments received may be subject to backup withholding at the rate applicable at the time. Payments to non-U.S. stockholders may be subject to backup withholding unless such non-U.S. stockholder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund generally may be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS. Stockholders should consult their own tax advisors regarding the applicability of backup withholding in their particular circumstances.

Liquidating Trusts

If the Company transfers assets to a liquidating trust or trusts for the benefit of the stockholders, the Company intends to treat the liquidating trust or trusts as a grantor trust of the stockholders. In general, this treatment would mean that the stockholders would be the beneficial owners of the assets and income of the liquidating trust or trusts. The transfer of assets by the Company to a liquidating trust or trusts will be treated as distributions in liquidation of the stockholder’s shares, or block of shares, of the Company’s common stock. If the Company has made any liquidating distributions prior to transferring assets to a liquidating trust or trusts, the transfer of assets will be considered the final distribution to stockholders. The stockholders will be treated for U.S. federal income tax purposes as having received a liquidating distribution at the time the Company transfers assets to the liquidating trust or trusts equal to their pro rata shares of cash, and, as applicable, the fair market value of property other than cash, transferred to the liquidating trust or trusts, reduced by the amount of liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject, and then having contributed the cash and property to the liquidating trust or trusts. The U.S. federal income tax consequences of the constructive distribution to a stockholder are the same as those described above.

The liquidating trust or trusts themselves will not be subject to U.S. federal income tax. The stockholders will be treated as owners of the liquidating trust or trusts. As owners of the trust or trusts, stockholders must take into account for U.S. federal income tax purposes their allocable portion of any income, gain, expense or loss recognized by the liquidating trust or trusts, whether or not they receive any actual distributions from the liquidating trust or trusts. Accordingly, stockholders should be aware that they may be subject to tax without the receipt of cash or property. Stockholders, however, will not be subject to tax when distributions are actually made by the liquidating trust.

The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. The Company recommends that each stockholder consult his, her or its own tax advisor regarding the U.S. federal income tax consequences of the Plan of Dissolution as well as the federal non-income, state, local and non-U.S. tax consequences.

Accounting Treatment

If the Company’s stockholders approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution, the Company will change its basis of accounting to the liquidation basis of accounting. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values, and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated expenses associated with carrying out the Plan of Dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets, satisfaction amounts of liabilities, and expenses associated with carrying out the Plan of Dissolution based upon management assumptions. The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. Ultimate values realized for the Company’s assets and ultimate amounts paid to satisfy the Company’s liabilities are expected to differ from estimates recorded in annual or interim financial statements.

VOTE REQUIRED

Approval of the Dissolution, including the Plan of Dissolution, requires approval by the holders of a majority of the voting power of all outstanding shares of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE DISSOLUTION, INCLUDING THE PLAN OF DISSOLUTION.

PROPOSAL 6: APPROVAL OF ADJOURNMENT OF 2023 ANNUAL MEETING

TO SOLICIT ADDITIONAL PROXIES

The Adjournment Proposal, if adopted, will allow the Company to adjourn the 2023 Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the annual meeting, there are not sufficient votes to approve Proposal 4–the assignment for the benefit of creditors, and/or Proposal 5–the dissolution.

The Board of Directors believes that, if the number of shares of our common stock voting in favor of Proposals 4 and/or 5 presented at the 2023 Annual Meeting is insufficient to approve a proposal, it is in the best interests of the stockholders to enable the Company, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of such proposals. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the 2023 Annual Meeting for the purpose of soliciting additional proxies will allow the stockholders who have already completed and returned proxies to revoke them at any time prior to their use at the 2023 Annual Meeting as adjourned.

In the Adjournment Proposal, the Company is asking its stockholders to vote in favor of granting discretionary authority to the holders of any proxy solicited by the Board of Directors, and each of them individually, to approve a motion to adjourn the 2023 Annual Meeting to another time and place for the purpose of soliciting additional proxies. If the Company’s stockholders approve the Adjournment Proposal, the Company could adjourn the 2023 Annual Meeting and any adjourned session of the 2023 Annual Meeting and use the additional time to solicit additional proxies.

VOTE REQUIRED

Approval of the Adjournment Proposal requires approval of the holders of a majority of the shares present or represented by proxy and entitled to vote on that proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 3, 2023 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% stockholders other than executive officers and directors:
Eshelman Ventures, LLC (2)	42,684,225	55.4%
Invus Public Equities, L.P and its affiliated entities (3)	6,132,553	9.9%
Entities affiliated with BVF Partners (4)	3,908,320	6.4%
Entities affiliated with Baker Bros. Advisors, L.P. (5)	4,586,404	7.5%
Named Executive officers and directors:
Fredric N. Eshelman, Pharm. D. (6)	42,830,855	55.5%
Amato Giaccia, Ph.D. (7)	1,798,042	3.0%
Michael W. Rogers (8)	149,886	*
Eric Zhang (9)	2,102,432	3.5%
Rudy Howard (10)	112,365	*
Gail McIntyre (11)	634,574	1.1%
Leonard Scott Dove (12)	75,000	*
Peter T.C. Ho, M.D., Ph.D. (13)	247,259	*
John A. Hohneker, M.D. (14)	137,553	*
Sigurd C. Kirk (15)	137,553	*
Vinay Shah (16)	594,049	1.0%
All current executive officers and directors as a group (10 persons) (17)	48,225,519	60.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 59,868,553 shares outstanding on August 3, 2023, adjusted as required by rules promulgated by the SEC. Beneficial ownership of shares is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options that are exercisable within 60 days of August 3, 2023 are deemed outstanding for computing the percentage of ownership of the person holding such options. Shares of Common Stock issuable upon exercise of the Warrants issued in the Private Placement and other financing are deemed outstanding for computing the percentage of ownership of the person holding such Warrants. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Aravive, Inc., River Oaks Tower, 3730 Kirby Drive, Suite 1200, Houston, Texas 77098.

(2)

Information for Eshelman Ventures, LLC is based upon a Schedule 13D/A filed with the SEC on November 3, 2022. Consists of: (i) 25,517,889 shares of Common Stock directly held by Eshelman Ventures, LLC, an entity wholly owned by Dr. Eshelman; (ii) 860,216 shares of Common Stock issuable upon exercise of the March Warrants 2; and (iii) 16,306,120 shares of Common Stock issuable upon exercise of the October Warrants. The address for Eshelman Ventures, LLC is 319 North 3rd Street, Suite 301, Wilmington, North Carolina 28401.

(3)

Information is based upon a Schedule 13G/A filed with the SEC on February 13, 2023 by Invus Public Equities, L.P (“Invus Public Equities”), Invus Public Equities Advisors, LLC (“Invus PE Advisors”), Artal International S.C.A (“Artal International”), Artal International Management S.A. (“Artal International Management”), Artal Group S.A. (“Artal Group”), Westend S.A.(“Westend”), Stichting Administratiekabntoor Westland (“Stichting”) and Mr. Amaury Wittouck (“Wittouck”). Invus Public Equities directly holds 4,572,515 shares of Common Stock and October Warrants to purchase an additional 7,609,522 shares of common stock, subject to a 9.99% beneficial ownership limitation in the warrants. As a result, as of December 31, 2022, Invus Public Equities and its affiliated entities listed above beneficially owned an aggregate of 6,132,553 shares of Common Stock, consisting of (i) 4,572,515 shares of Common Stock and (ii) 1,560,038 shares of Common Stock issuable upon exercise of certain of the October Warrants. Invus PE Advisors, as the general partner of Invus Public Equities, controls Invus Public Equities and accordingly may be deemed to beneficially own the shares of Common Stock held by Invus Public Equities. The Geneva branch of Artal International, as the managing partner of Invus PE Advisors, controls Invus PE Advisors and, accordingly, may be deemed to beneficially own the shares of Common Stock that Invus PE Advisors Artal International Management, as the managing partner of Artal International, controls Artal International and, accordingly, may be deemed to beneficially own the shares of Common Stock that Artal International may be deemed to beneficially own. Artal Group, as the sole stockholder of Artal International Management, controls Artal International Management and, accordingly, may be deemed to beneficially own the shares of Common Stock that Artal International Management may be deemed to beneficially own. Westend, as the parent company of Artal Group, controls Artal Group and, accordingly, may be deemed to beneficially own the shares of Common Stock that Artal Group may be deemed to beneficially own. The Stichting, as majority shareholder of Westend, controls Westend and, accordingly, may be deemed to beneficially own the shares of common stock that Westend may be deemed to beneficially own. Mr. Wittouck, as the sole member of the board of the Stichting, controls the Stichting and, accordingly, may be deemed to beneficially own the shares of common stock that the Stichting may be deemed to beneficially own. The address for Invus Public Equities and Invus PE Advisors is 750 Lexington Avenue, 30th Floor, New York, New York 10022. The address for Artal International, Artal International Management and Artal Group, Westend is Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg. The address for Stichting is Claude Debussylaan, 46, 1082 MD Amsterdam, The Netherlands. The address for Wittouck is Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg.

(4)

Information is based on a Schedule 13G filed with the SEC on November 7, 2023 by Biotechnology Value Fund, L.P. (“BVF”), BVF I GP LLC (“BVF GP”), Biotechnology Value Fund II, L.P.(BVF 2”), BVF II GP LLC (“BVF 2 GP”), Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), BVF Partners OS Ltd. (‘Partners OS”) , BVF GP Holdings LLC (“BVF GPH”), BVF Partners L.P. (‘Partners”), BVF Inc., and Mark N. Lampert (“Lampert”) (BVF, BVF GP, BVF 2, BVF 2 GP, Trading Fund OS, Partners OS, BVF GPH, Partners, BVF Inc. and Lampert collectively, the “BVF Affiliates”). As of the close of business on November 7, 2022 (i) BVF beneficially owned 3,908,320 shares of Common Stock including 1,324,744 shares of Common Stock underlying certain October Pre-Funded Warrants held by it and excluding 1,961,882 shares of common stock underlying certain October Pre-Funded Warrants held by it; (ii) BVF2 beneficially owned 1,961,528 shares of Common Stock, excluding 2,495,477 shares of Common Stock underlying the October Pre-Funded Warrants held by it; and (iii) Trading Fund OS beneficially owned 191,368 shares of Common Stock, excluding 243,461 shares of Common Stock underlying the October Pre-Funded Warrants held by it. BVF GP, as the general partner of BVF, may be deemed to beneficially own the 3,908,320 shares of Common Stock beneficially owned by BVF. BVF2 GP, as the general partner of BVF2, may be deemed to beneficially own the 1,961,528 shares of Common Stock beneficially owned by BVF2. Partners OS, as the general partner of Trading Fund OS, may be deemed to beneficially own the 191,368 shares of Common Stock beneficially owned by Trading Fund OS. BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 5,869,848 shares of Common Stock beneficially owned in the aggregate by BVF and BVF2. Partners, as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 6,109,058 shares of Common Stock beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in a certain Partners managed account (the “Partners Managed Account”), including 47,842 shares of Common Stock held in the Partners Managed Account, which excludes 60,865 shares of Common Stock underlying the October Pre-Funded Warrants held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 6,109,058 shares of Common Stock beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 6,109,058 shares of Common Stock beneficially owned by BVF Inc. The October Pre-Funded Warrants and the October Warrants are subject to a 9.99% beneficial ownership limitation in the October Warrants The address for Biotechnology Value Fund, L.P., BVF I GP LLC, Biotechnology Value Fund II, L.P., BVF II GP LLC, BVF GP Holdings LLC, BVF Partners L.P., BVF Inc., and Mark N. Lampert is 44 Montgomery St., 40Th Floor, San Francisco, California 94104. The address for Biotechnology Value Trading Fund OS LP and BVF Partners OS Ltd.is PO Box 309 Ugland House, Grand Cayman, KY1-1104.

(5)

Information is based on a Schedule 13G filed with the SEC on February 14, 2023 by Baker Bros. Advisors LP (the “Adviser”), Baker Bros. Advisors (GP) LLC (the “Adviser GP”), Felix J. Baker and Julian C. Baker (collectively, the “Baker Brothers Reporting Persons”). 667, L.P. and Baker Brothers Life Sciences, L.P. (collectively, the “Funds”) own 447,661 and 4,138,743, shares of our Common Stock, respectively. The Funds also hold October Warrants to purchase an aggregate of 4,586,404 shares of Common Stock, subject to a 4.99% beneficial ownership limitation in the October Common Stock Warrants and a 7.5% beneficial ownership limitation in the October Pre-Funded Warrants. Pursuant to the management agreements, as amended, among the Adviser, the Funds and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power. The Adviser GP is the sole general partner of the Adviser. The Adviser GP, Felix J. Baker and Julian C. Baker as managing members of the Adviser GP, and the Adviser may be deemed to be beneficial owners of securities of the Issuer directly held by the Funds. The business address for Baker Brothers Reporting Persons is 860 Washington Street, 3rd Floor, New York, New York 10014.

(6)

Includes 146,630 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023, 860,216 shares of Common Stock issuable upon exercise of the March Warrants, and 16,306,120 shares of Common Stock issuable upon exercise of the October Warrants.

(7)

Includes an aggregate of 312,626 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023 and 271,768 shares of Common Stock issuable upon exercise of the October Warrants.

(8)	Includes an aggregate of 149,886 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023.

(9)

Includes an aggregate of 155,592 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023 and 543,537 shares of Common Stock issuable upon exercise of the October Warrants.

(10)

Includes an aggregate of 90,625 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023 and 10,870 shares of Common Stock issuable upon exercise of the October Warrants.

(11)

Includes an aggregate of 512,231 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023 and 54,353 shares of Common Stock issuable upon exercise of the October Warrants.

(12)	Includes an aggregate of 75,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023.

(13)

Includes: (i) 54,353 shares of Common Stock owned by the Peter Ho Trust 2016 (the “Peter Ho Trust”); (ii) 1,000 shares owned by the Hui Ping Ho Trust 2016 (the “Hui Ping Ho Trust”); and (iii) an aggregate of 137,553 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023 and 54,353 shares of Common Stock issuable upon exercise of the October Warrants. Dr. Ho is the beneficiary and co-trustee of the Peter Ho Trust, with shared voting and disposition power over the shares held by the Peter Ho Trust together with his wife, Hui Ping Ho, as co-trustee of the Peter Ho Trust. Hui Ping Ho is the beneficiary and co-trustee of the Hui Ping Ho Trust, with shared voting and disposition power over the shares held by the Hui Ping Ho Trust, together with Dr. Ho, as co-trustee of the Hui Ping Ho Trust. The address for the Peter Ho Trust and the Hui Ping Ho Trust is c/o Aravive, Inc. River Oaks Tower, 3730 Kirby Drive, Suite 1200, Houston, Texas 77098.

(14)	Includes an aggregate of 137,553 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023.

(15)	Includes an aggregate of 137,553 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023.

(16)	Includes an aggregate of 403,207 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 3, 2023.

(17)

Consists of 28,269,053 shares held by the directors and current executive officers, an aggregate of 1,855,249 shares issuable pursuant to stock options exercisable within 60 days of August 3, 2023 and 18,101,217 shares of Common Stock issuable upon exercise of the March and October Warrants. As of August 21, 2023, we had 73,562,648 shares of Common Stock outstanding and our directors and current executive officers beneficially owned 51. 6 % of our outstanding shares of Common Stock.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related-Person Transactions Policy And Procedures

In 2014, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we and any “related person” are participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to us as an employee, director, consultant, or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of our company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors, and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

In addition, we have established a Related Party Transactions Committee to review any transaction or series of transactions between our company and our directors or any entity controlled by a director or under common control with a director (an “Affiliate”) in which we pay or receive in excess of $1 million (a “Transaction”). The composition of the Related Party Transactions Committee will change to ensure that it is comprised solely of directors who are neither participating in the Transaction nor having an Affiliate participate in the Transaction.

CERTAIN RELATED-PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2021 and all currently proposed transactions, to which we have been a participant, in which:

•	the amounts exceeded or will exceed $120,000; and

•

any of the directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest other than as set forth under “Executive Compensation” and “Director Compensation”.

On February 12, 2021, we entered into the Purchase Agreement, with Eshelman Ventures relating to the issuance and sale of 2,875,000 shares of the Company’s common stock at a price per share of $7.29. The Offering closed on February 18, 2021 and we received aggregate gross proceeds from the Offering of approximately $21.0 million.

In January 2022, we entered into and closed an investment agreement with Eshelman Ventures relating to the issuance of a pre-funded warrant to purchase up to 4,545,455 shares of the Company’s common stock, par value $0.0001 per share, at a price of $2.20 per share, which was the consolidated closing bid price of our common stock on the Nasdaq on December 31, 2021, for an aggregate purchase price of $10 million. We also agreed to register for resale the shares and the issuance of the shares of common stock underlying the pre-funded warrants, which registration statement was declared effective on January 18, 2022.

In March 2022, we entered into a securities purchase agreement with one institutional investor. We also entered into a securities purchase agreement with Eshelman Ventures in the offering pursuant to which we issued to Eshelman Ventures, in a registered direct offering priced at-the-market consistent with the rules of the Nasdaq Stock Market (i) 860,216 shares of our common stock, $0.0001 par value per share, and (ii) five-year warrants to purchase up to 860,216 additional shares of our common stock. The combined purchase price of each share of common stock and accompanying warrant was $2.325 per share. The exercise price of the accompanying warrants is $2.20, which was the consolidated closing bid price of our common stock on the Nasdaq on December 31, 2021. The aggregate proceeds from this securities purchase agreement with Eshelman Ventures was $2 million.

On October 24, 2022, we engaged in a private placement transaction (the “October Private Placement”) and entered into a securities purchase agreement (the “October Purchase Agreement”) with several institutional accredited investors (the “Investors”) and with Eshelman Ventures, LLC (“Eshelman Ventures”) and Dr. Giaccia, Dr. McIntyre. Dr. Ho, Mr. Howard and Mr. Zhang (the “Insiders” and together with Eshelman Ventures, the “Insider Investors”), pursuant to which we issued to Eshelman Ventures, Dr. Giaccia, Dr. McIntyre. Dr. Ho, Mr. Howard, and Mr. Zhang 16,306,120, 271,768, 54,353, 54,353, 10,870, and 543,537 shares of our common stock and accompanying Series A warrants (the “Series A Warrants”) and Series B warrants (the “Series B Warrants”, together with the Series A Warrants, the “Warrants”) to purchase 16,306,120, 271,768, 54,353, 54,353, 10,870, and 543,537 shares of our common stock. The combined purchase price of each share of common stock and accompanying Warrants was $0.9199. The per share exercise price of the Warrants is $0.7949. The price per share and accompanying warrants being sold to the Insider Investors was based in part upon the consolidated closing bid price reported on the Nasdaq Global Select Market on October 24, 2022. The last reported closing price of the Common Stock on the Nasdaq Global Select Market on October 24, 2022 and the consolidated closing bid price reported on the Nasdaq Global Select Market on October 24, 2022 were the same price ($0.7949).

In connection with the October Private Placement, we entered enter into a registration rights agreement (the “Registration Rights Agreement”) with the Insider Investors, pursuant to which we agreed to register for resale the shares and the issuance of the shares of common stock underlying the Warrants, which registration statement was declared effective on November 28, 2022.

Since January 1, 2021, there have been no transactions other than the transactions described above, the compensation arrangements which are described under “Executive Compensation” and “Director Compensation” and the entry into our standard form of indemnification agreements described below with directors and executive officers, and there are no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide the Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the Board of Directors. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors and executive officers.

Independence of the Board of Directors

The Board of Directors undertook a review of the independence of the members of the Board of Directors and considered whether any director has a material relationship with our company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the Board of Directors has determined that all of our current directors, except Dr. Eshelman due to his position as Executive Chairman and Dr. McIntyre, due to her position as Chief Executive Officer of our company, is “independent” as that term is defined under the rules of Nasdaq. As a result, Dr. Giaccia, Dr. Ho, Dr. Hohneker, Mr. Kirk Mr. Rogers, and Mr. Zhang are deemed to be “independent” as that term is defined under the rules of Nasdaq. See the section of this Annual Report on Form 10-K entitled “Item 10. Directors, Executive Officers and Corporate Governance— Independence of the Board of Directors.”

NO DISSENTERS’ RIGHTS

The corporate action described in this Proxy Statement will not afford stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

ANNUAL REPORT/FORM 10-K

Aravive’s 2022 Annual Report is being mailed to certain stockholders concurrently with this Proxy Statement. Copies of the 2022 Annual Report and any amendments thereto, as filed with the SEC, may be obtained without charge by writing to Aravive, Inc., 3730 Kirby Drive, Suite 1200, Houston, Texas 77098, Attention: Corporate Secretary. A complimentary copy may also be obtained at the internet website maintained by the SEC at www.sec.gov, and by visiting our internet website at www.aravive.com.

NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

(“HOUSEHOLDING” INFORMATION)

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Aravive stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. A number of brokers and other intermediaries with account holders who are our stockholders may be householding our stockholder materials, including this Proxy Statement. In that event, a single proxy statement, as the case may be, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate proxy statement to us at: Aravive, Inc., Attention: Corporate Secretary, 3730 Kirby Drive, Suite 1200, Houston, Texas 77098 or by calling us at (936) 355-1910. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Stockholders who intend to present proposals for inclusion in next year’s proxy materials at the 2024 Annual Meeting of Stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of the Company not later than May 8, 2024. Such proposals must meet the requirements of the SEC to be eligible for inclusion in our 2024 proxy materials. However, if Proposal 5 – the dissolution is approved and effected, the Company would not anticipate holding the 2024 Annual Meeting.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2024 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2024 Annual Meeting, must be delivered in writing to the Corporate Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. However, if we hold the 2024 Annual Meeting on a date that is not within 30 days before or 30 days after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. As a result, stockholders who intend to present proposals at the 2024 Annual Meeting under these provisions must give written notice to the Corporate Secretary, and otherwise comply with the Bylaw requirements, no earlier than the close of business on June 4, 2024, and no later than the close of business on July 4, 2024. In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal and nomination that such stockholder intends to present at the 2024 Annual Meeting. All proposals should be addressed to the Corporate Secretary, Aravive, Inc., 3730 Kirby Drive, Suite 1200, Houston, Texas 77098. In addition, to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than August 3, 2024. If the date of the 2024 Annual Meeting date is changed by more than 30 days before or after October 2, 2024, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of Aravive knows of no other matters to be presented for stockholder action at the 2023 Annual Meeting. However, if any other matter is properly brought before the 2023 Annual Meeting for action by the stockholders, proxies in the enclosed form returned to Aravive will be voted in accordance with the discretion of the proxyholders.

By order of the Board of Directors,

/s/ Gail McIntyre

Gail McIntyre Chief Executive Officer and Director

Houston, Texas

September 5, 2023

APPENDIX A

PLAN DISSOLUTION
OF
ARAVIVE, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Aravive, Inc., a Delaware corporation (such corporation or a successor entity, the “Company”), in accordance with Sections 280 and 281(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

1.

Approval of Plan.  The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the Company’s stockholders to take action on the Plan.  If the Plan is adopted by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company.

2.

Certificate of Dissolution.  Subject to Section 15 hereof, after the stockholders of the Company approve the dissolution of the Company, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL at such time as determined by the Board in its sole discretion (the time of such filing, or such later time as stated therein, the “Effective Time”).

3.

Cessation of Business Activities.  After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan.

4.

Continuing Employees and Consultants.  For the purpose of effecting the dissolution of the Company, the Company may hire or retain such employees, consultants and advisors as the Company deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.

5.	Dissolution Process.

From and after the Effective Time, the Company (or any successor entity of the Company) shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.  In this respect, the Company shall follow the procedures set forth in Section 280 of the DGCL, and in conformity with the requirements of Section 281(a) of the DGCL:

a.	Shall pay the claims made and not rejected in accordance with Section 280(a) of the DGCL;

b.	Shall post the security offered and not rejected pursuant to Section 280(b)(2) of the DGCL;

c.	Shall post any security ordered by the Delaware Court of Chancery in any proceeding under Section 280(c) of the DGCL; and

d.	Shall pay or make provision for all other claims that are mature, known or uncontested or that have been finally determined to be owing by the Company.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets.  If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor.  Any remaining assets shall be distributed to the stockholders of the Company in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to Section 280(a)(3) of the DGCL.  In the absence of actual fraud, the judgment of the Board or the governing body of any successor entity (including the Trustee or the Trustees (as defined below)) as to the provision made for the payment of all obligations under paragraph (d) of this Section shall be conclusive.

Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may opt to dissolve and wind-up the Company in accordance with the procedures set forth in Section 281(b) of the DGCL.

Liquidating Trust.  If deemed necessary, appropriate or desirable, the Board, in its absolute discretion, may for any reason transfer any or all of the assets and liabilities of the Company to a liquidating trust established for the benefit of the Company’s creditors and stockholders.  The Board may also appoint one or more individuals or entities to act as trustee or trustees of such liquidating trust or trusts (the “Trustee” or the “Trustees”).  Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities.  The Company, as authorized by the Board, in its absolute

6.

discretion, may enter into a liquidating trust agreement or agreements with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable.  Adoption of this Plan by the holders of the requisite vote of the holders of the outstanding capital stock of the Company shall constitute the approval of the stockholders of any such appointment and any such liquidating trust agreement or agreements as their act and as a part hereof as if herein written.

7.

Cancellation of Stock.  The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be deemed to be in complete cancellation of all of the outstanding shares of capital stock of the Company as of the date that the continuation of the Company’s legal existence terminates in accordance with Section 278 of the DGCL.  From and after the Effective Time, and subject to applicable law, each holder of outstanding shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 5 hereof and applicable law.  As a condition to receipt of any distribution to the Company’s stockholders, the Company or the Trustee may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of capital stock to the Company or the Trustee, or (ii) furnish the Company or Trustee with evidence satisfactory to the Company or Trustee of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company or Trustee.  The Company will close its stock transfer books and discontinue recording transfers of shares of capital stock of the Company at the Effective Time, and thereafter any certificate representing shares of capital stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, operation of law or upon the dissolution of a stockholder or its successors.

8.

Conduct of the Company Following Approval of the Plan.  Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution.  Section 278 of the DGCL provides that a dissolved corporation shall be continued for the term of 3 years from such dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and of enabling it gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery.  The powers of the officers and directors of the Company shall continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

9.

Absence of Appraisal Rights.  Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for shares of capital stock of the Company in connection with the transactions contemplated by the Plan.

10.

Abandoned Property.  If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificate evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11.

Stockholder Consent to Sale of Assets.  Adoption of this Plan by the requisite vote of the stockholders of the Company shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.

12.

Expenses of Dissolution.  In connection with and for the purposes of implementing and assuring completion of this Plan, the Company or the Trustee may pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13.

Compensation.  In connection with and for the purpose of implementing and assuring the completion of this Plan, the Company or the Trustee may pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.  Adoption of this Plan by the stockholders of the Company shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

14.

Indemnification.  The Company shall continue to indemnify its officers, directors, employees, agents and Trustee in accordance with its Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company.  The Company and the Trustee are authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

15.

Modification or Abandonment of the Plan.  Notwithstanding authorization of or consent to this Plan and the transactions contemplated hereby by the stockholders of the Company, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

16.

Authorization.  The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the affairs of the Company.

Aravive, Inc.

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

SUBMIT A PROXY TO VOTE BY INTERNET - http://www.voteproxy.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 1, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS -

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

SUBMIT A PROXY TO VOTE BY MAIL -

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

			For	Withhold	For All	To withhold authority to vote for any individual
			All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the election of each of the following:						number(s) of the nominee(s) on the line below.

1.		Election of Directors	☐	☐	☐

Nominees:
01 Gail McIntyre
02 Peter T.C. Ho

	The Board of Directors recommends you vote FOR the following proposals		For	Against	Abstain

2.	To ratify the appointment of BDO USA, P.A. as our independent registered public accounting firm for our fiscal year ending on December 31, 2023.		☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.		☐	☐	☐

4.

To approve a proposal to transfer of all or substantially all of the Company’s assets through an assignment for the benefit of creditors if the Board of Directors deems such transfer to be in the best interests of the stockholders, which approval shall include authorization for the Board of Directors to abandon such assignment for the benefit of creditors.

			☐	☐	☐

5.

To approve a proposal to effect the voluntary dissolution and liquidation of the Company pursuant to a plan of dissolution in the form attached to the proxy statement as Appendix A if the Board of Directors deems such action to be in the best interests of the stockholders, which approval shall include authorization for the Board of Directors to abandon such dissolution.

		☐	☐	☐

6.

To approve an adjournment of the 2023 Annual Meeting, if the Board of Directors determines it to be necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of Proposal 4–the assignment for the benefit of creditors, and/or Proposal 5–the dissolution.

		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated September 5, 2023.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ARAVIVE, INC.

2023 Annual Meeting of Stockholders

October 2, 2023 8:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Gail McIntyre and Rudy Howard, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of ARAVIVE, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., Eastern Time, on October 2, 2023 at 1800 Perimeter Park Drive, Suite 130, Morrisville, NC 27560, or any adjournment or postponement thereof. The purpose of the 2023 Annual Meeting and the matters to be acted on are stated in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the 2023 Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side